The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133953
SUBJECT TO COMPLETION, DATED MAY 10, 2006
PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 10, 2006)
$300,000,000
Amkor Technology, Inc.
             % Senior Notes due 2016

     The notes will bear interest at the rate of     % per year. Interest on the notes is payable on              and  of each year, beginning on                   , 2006. The notes will mature on              , 2016. At any time prior to              , 2011, we may redeem some or all of the notes at a “make-whole” premium. We may also redeem some or all of the notes on or after              , 2011 at specified prices. In addition, on or prior to              , 2009, we may redeem up to 35% of the notes at a specified price with the proceeds of certain equity offerings. The redemption prices are discussed under the captions “Description of the Notes — Optional Redemption.”
     The notes will be our unsecured senior obligations and will be effectively subordinated in right of payment to all present and future secured indebtedness to the extent of the value of the collateral securing that indebtedness, equal in right of payment with all of our present and future senior indebtedness and senior to all of our present and future subordinated indebtedness. Upon completion of the offering, the notes will be fully and unconditionally guaranteed on an unsecured senior basis by certain of our subsidiaries for so long as those subsidiaries guarantee any of our other senior or senior subordinated notes. The guarantees are expected to be terminated or released before the end of 2006 as described in this prospectus supplement.
     Concurrent with this offering, and by a separate prospectus supplement, we are offering $150.0 million aggregate principal amount of convertible senior subordinated notes due 2011. The completion of the convertible senior subordinated notes offering and the completion of this offering are each conditioned upon the completion of the other.

     Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Senior
	Note	Total

Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Amkor (before expenses)%		$
     Interest on the notes will accrue from                   , 2006 to the date of delivery.

     The underwriter expects to deliver the notes to purchasers on or about                   , 2006.
Sole Book-Running Manager
Citigroup
                  , 2006

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the related prospectus and the documents incorporated by reference into the related prospectus. The second part is the related prospectus, which contains more general information, some of which may not apply to this offering. To the extent that there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the related prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.
      You should rely only on the information incorporated by reference or contained in this prospectus supplement and the related prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the related prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the related prospectus, as relevant.
      In this prospectus supplement, unless we state otherwise, the “Company,” “we,” “us,” “our” and “Amkor” refer to Amkor Technology, Inc. and its consolidated subsidiaries.

i

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information about us and this offering. This summary is not complete and may not contain all the information that may be important to you. You should read the entire prospectus supplement, the related prospectus and the documents we incorporate by reference before making an investment decision.
Amkor Technology, Inc.
      We are one of the world’s largest subcontractors of semiconductor packaging (sometimes referred to as assembly) and test services. We pioneered the outsourcing of semiconductor packaging and test services through a predecessor in 1968, and over the years have built a leading position by:

•	Providing a broad portfolio of packaging and test technologies and services,

•	Maintaining a leading role in the design and development of new package and test technologies,

•	Cultivating long-standing relationships with customers, including many of the world’s leading semiconductor companies,

•	Developing expertise in high-volume manufacturing processes to provide our services; and

•	Providing a broadly diversified operational scope, with production capabilities in China, Korea, Japan, the Philippines, Singapore, Taiwan and the United States, “U.S.”
      Packaging and test are integral parts of the process of manufacturing semiconductor devices. This process begins with silicon wafers and involves the fabrication of electronic circuitry into complex patterns, creating large numbers of individual chips on the wafers. The fabricated wafers are probed to ensure the individual devices meet design specifications. The packaging process creates an electrical interconnect between the semiconductor chip and the system board through wire bonding or bumping technologies. In packaging, individual chips are separated from the fabricated semiconductor wafers, attached to a substrate and then encased in a protective material to provide optimal electrical connectivity and thermal performance. The packaged chips are then tested using sophisticated equipment to ensure that each packaged chip meets its design specifications. Increasingly, packages are custom designed for specific chips and specific end-market applications. We are able to provide turnkey solutions including semiconductor wafer bumping, wafer probe, wafer backgrind, package design, packaging, test and drop shipment services.
      The semiconductors that we package and test for our customers ultimately become components in electronic systems used in communications, computing, consumer, industrial and automotive applications. Our customers include, among others: Altera Corporation; Avago Technologies, Pte; Freescale Semiconductor, Inc.; Intel Corporation; International Business Machines Corporation (“IBM”); Samsung Electronics Corporation, Ltd.; Conexant Systems, Inc.; ST Microelectronics, Pte, Ltd.; Texas Instruments, Inc.; and Toshiba Corporation. The outsourced semiconductor packaging and test market is very competitive. We also compete with the internal semiconductor packaging and test capabilities of many of our customers.

      We were incorporated in 1997 in the state of Delaware. Our principal offices are located at 1900 South Price Road, Chandler, AZ 85248. Our telephone number is (480) 821-5000 and our website can be accessed at www.amkor.com. Information contained in our website does not constitute part of this prospectus supplement.
Concurrent Transactions
      On April 28, 2006, we commenced a tender offer for up to $200 million aggregate principal amount of our outstanding 9.25% Senior Notes due 2008, or 9.25% notes, at a tender price of $1,035.00 for each $1,000 principal amount of notes, plus accrued and unpaid interest to, but excluding, the purchase date of the 9.25% notes. Holders who tendered on or before May 9, 2006 will also receive an early tender payment of $20.00 per $1,000 principal amount, which, together with the tender price, equals the total potential consideration of $1,055.00. Completion of the tender offer is subject to (i) us having raised funds sufficient to purchase the 9.25% notes tendered up to the cap and to pay fees and expenses in connection therewith and (ii) customary tender offer conditions.
      As of May 9, 2006, holders of approximately $349 million in aggregate principal amount of 9.25% notes have tendered in the tender offer, and we expect to increase the size of the tender offer to at least $271.0 million. We intend to use the net proceeds from this offering of approximately $294 million to purchase the $271.0 million of 9.25% senior notes in the tender offer (including the payment of the tender premium, accrued and unpaid interest, the early tender payment and related fees and expenses).
      Concurrent with this offering, we are offering $150.0 million aggregate principal amount of convertible senior subordinated notes due 2011. We are also granting the underwriter in the concurrent offering an option to purchase up to an additional $22.5 million principal amount of the convertible senior subordinated notes for over-allotments. We intend to use the net proceeds of the concurrent offering to redeem, repurchase or otherwise retire a portion of our 10.5% senior subordinated notes due 2009 (and pay any related premium, accrued and unpaid interest and related fees and expenses). The convertible senior subordinated notes will be offered by us pursuant to a separate prospectus supplement.
      In this prospectus supplement, we refer to this offering, the tender offer, the offering of the convertible senior subordinated notes and the refinancing of a portion of our 10.5% senior subordinated notes as the “concurrent transactions.” For a further description of assumptions we make in this prospectus supplement regarding the concurrent transactions, see “Use of Proceeds” and “Capitalization.” The tender offer is conditioned on the completion of this offering, and the completion of this offering and the completion of the concurrent offering are each conditioned upon the completion of the other.
      Unless otherwise noted, all references to the convertible senior subordinated note offering are exclusive of the underwriter’s option to purchase additional notes related to such offering.

The Offering

Issuer	Amkor Technology, Inc.

Securities Offered	$300.0 million aggregate principal amount of % senior notes due 2016

Maturity	, 2016.

Interest Payment Dates	and of each year, beginning , 2006.

Guarantees	Upon the completion of this offering, the notes will be fully and unconditionally guaranteed on an unsecured senior basis by certain of our subsidiaries for so long as those subsidiaries guarantee any of our other senior or senior subordinated notes. We are in the process of consolidating a number of our subsidiaries, and we expect that all of the guarantees of the existing senior notes and senior subordinated notes will terminate or be released in accordance with the terms of the indentures governing the those notes before the end of 2006, in which case the guarantees of the notes will also be released. In the event that we create or capitalize a future domestic subsidiary that is significant, that subsidiary will be required to become a guarantor of the notes.

Ranking	The notes will be:

• our senior, unsecured obligations;

• effectively subordinated in right of payment to all of our existing and future secured debt, including any amounts outstanding under our secured revolving credit facility and our second lien secured credit facility to the extent of the value of collateral securing those facilities;

• effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of any of our subsidiaries that do not guarantee the notes;

• equal in right of payment with all of our existing and future senior debt, including our 9.25% senior notes due 2008, our 7.75% senior notes due 2013 and our 7.125% senior notes due 2011; and

• senior in right of payment to all of our existing and future senior subordinated debt, including our outstanding 10.5% senior subordinated notes due 2009, the convertible senior subordinated notes being offered in the concurrent offering and to all of our existing and future subordinated debt, including our 5.75% convertible subordinated notes due 2006, our 5.00% convertible subordinated notes due 2007 and our 6.25% convertible subordinated notes due 2013.

As of March 31, 2006, assuming completion of the concurrent transactions, we would have had approximately $1,443.2 million of senior debt (approximately $300.0 million of which would have been secured), $210.0 million of senior subordinated debt, and approximately $378.4 million of subordinated debt. In addition, as of March 31, 2006, our non-guarantor subsidiaries had $473.3 mil-

lion of indebtedness and other liabilities, excluding intercompany liabilities.

The notes guarantee of each notes guarantor will be:

• the senior, unsecured obligation of the notes guarantor;

• effectively subordinated in right of payment to all existing and future secured debt of the notes guarantor, including any amounts guaranteed by the notes guarantor under our secured revolving credit facility and our second lien secured credit facility to the extent of the value of the collateral securing those facilities;

• equal in right of payment with all of the existing and future senior debt of the notes guarantor, including the guarantee by the notes guarantor of our 9.25% senior notes due 2008, our 7.75% senior notes due 2013 and our 7.125% senior notes due 2011; and

• senior in right of payment to all of the existing and future senior subordinated debt of the notes guarantor, including the guarantee by the notes guarantor of our 10.5% senior subordinated notes due 2009.

In the event that all of the guarantees are released in accordance with the terms of the indenture, the existing and future liabilities of all of Amkor’s subsidiaries, including any claims of trade creditors, will be effectively senior to the notes. As of March 31, 2006, the liabilities of all of our subsidiaries (including trade payables) were $544.2 million, excluding intercompany liabilities.

Optional Redemption	Except as set forth below, the notes are not redeemable before , 2011. Starting on that date, we may redeem the notes, in whole or in part, at the redemption prices specified in this prospectus supplement under ”Description of the Notes — Optional Redemption.”

We may redeem the notes, in whole or in part, at any time prior to , 2011, at a redemption price that is equal to the sum of (1) the amount of the notes to be redeemed, (2) accrued and unpaid interest on those notes and (3) a ”make-whole” premium as specified in this prospectus supplement under ”Description of the Notes — Optional Redemption.”

At any time prior to , 2009, we may redeem up to 35% of the notes with the proceeds of certain equity offerings at the redemption price specified in this prospectus supplement under ”Description of the Notes — Optional Redemption.”

Change of Control	If we experience a change in control, we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. For more detailed information, see “Description of the Notes — Repurchase at the Option of Holder — Offer to Repurchase Upon Change of Control.”

Certain Covenants	We will issue the notes under an indenture with U.S. Bank National Association, as Trustee. The indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

• incur additional indebtedness;

• pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

• create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

• engage in sale and leaseback transactions;

• create liens;

• enter into transactions with affiliates; and

• sell assets or merge with or into other companies.

These covenants are subject to important exceptions that are described in the section entitled “Description of the Notes — Certain Covenants.”

Absence of An Established Market for the Notes	The notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriter has advised us that it intends to make a market for the notes but it is not obligated to do so. The underwriter may discontinue any market-making in the notes at any time in its sole discretion.

Use of Proceeds	We intend to use the net proceeds from the offering of the notes to purchase 9.25% senior notes up to the cap in the tender offer (including the payment of a tender premium, accrued and unpaid interest, the early tender payment and related fees and expenses). See “Use of Proceeds” and “Capitalization.”

Concurrent Offering	Concurrent with this offering, and by a separate prospectus supplement, we are offering $150.0 million aggregate principal amount of convertible senior subordinated notes due 2011. The completion of the convertible senior subordinated notes offering and the completion of this offering are each conditioned upon the completion of the other.
Risk Factors
      Investing in our common stock involves risk. You should carefully consider all of the information in this prospectus supplement and the documents we have incorporated by reference. In particular, see “Risk Factors” on page S-9 of this prospectus supplement.

Summary Consolidated Financial Data
      The following table sets forth our summary consolidated financial data for the years ended December 31, 2003, 2004 and 2005 and for the three months ended March 31, 2005 and 2006. The data for the years ended December 31, 2003, 2004 and 2005 have been derived from our audited consolidated financial statements. The data for the three months ended March 31, 2005 and 2006, have been derived from our unaudited condensed consolidated financial statements. Our audited and unaudited consolidated financial statements are incorporated by reference into this prospectus supplement and the prospectus to which this prospectus supplement relates. This summary consolidated financial data should be read in conjunction with the information in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements, including the notes thereto, set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2005. Results for the three months ended March 31, 2006 are not necessarily indicative of full-year results.

				For the Three Months
	For the Year Ended December 31,			Ended March 31,

	2003	2004	2005	2005	2006

	(in thousands, except per share data)			(in thousands, except
				per share data)
Income Statement Data
Net sales	$1,603,768	$1,901,279	$2,099,949	$417,481	$645,089
Cost of sales	1,267,302	1,533,447	1,743,996	374,086	490,071

Gross profit	336,466	367,832	355,953	43,395	155,018

Operating expenses:
Selling, general and administrative	183,291	221,915	243,155	60,466	60,251
Research and development	30,167	36,707	37,347	8,900	9,430
Provision for legal settlements and contingencies	—	—	50,000	50,000	1,000
Gain on sale of specialty test operations	—	—	(4,408)	—	—

Total operating expenses	213,458	258,622	326,094	119,366	70,681

Operating income (loss)	123,008	109,210	29,859	(75,971)	84,337

Other (income) expense:
Interest expense, related party	—	—	521	—	1,788
Interest expense, net	140,281	148,902	165,351	40,513	41,157
Foreign currency (gain) loss	(3,022)	6,190	9,318	2,232	3,928
Other (income) expense, net	31,052	(24,444)	(444)	184	(919)

Total other expense	168,311	130,648	174,746	42,929	45,954

Income (loss) before income taxes, equity investment losses, minority interest and discontinued operations	(45,303)	(21,438)	(144,887)	(118,900)	38,383
Equity investment (losses) income	(3,290)	(2)	(55)	6	17
Minority interests	(4,008)	(904)	2,502	1,011	(115)

Income (loss) from continuing operations before income taxes	(52,601)	(22,344)	(142,440)	(117,883)	38,285
Income tax provision (benefit)	(233)	15,192	(5,551)	1,187	3,612

Income (loss) from continuing operations	(52,368)	(37,536)	(136,889)	(119,070)	34,673
Income from discontinued operations, net of tax(a)	54,566	—	—	—	—

Net income (loss)	$2,198	$(37,536)	$(136,889)	$(119,070)	$34,673

				For the Three Months
	For the Year Ended December 31,			Ended March 31,

	2003	2004	2005	2005	2006

	(in thousands, except per share data)			(in thousands, except
				per share data)
Per Share Data:
Basic income (loss) per common share:
From continuing operations	$(0.31)	$(0.21)	$(0.78)	$(0.68)	0.20
From discontinued operations	0.32	—	—	—	—

Net income (loss) per common share	$0.01	$(0.21)	$(0.78)	$(0.68)	$0.20

Diluted income (loss) per common share:
Net income (loss) per common share	$0.01	$(0.21)	$(0.78)	$(0.68)	$0.19

Shares used in computing net income (loss) per common share:
Basic	167,142	175,342	176,385	175,718	176,801
Diluted	167,142	175,342	176,385	175,718	191,015
Other Financial Data
Depreciation and Amortization	$219,735	$230,344	$248,637	$60,858	$66,061
Payments for property, plant and equipment	190,891	407,740	295,943	66,712	79,098

	March 31, 2006

	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$226,243
Working capital	(20,985	)(b)
Total assets	3,009,903
Total debt, including short-term borrowings and current portion of long-term debt	2,117,947
Total liabilities	2,745,883
Stockholders’ equity	260,398

(a)	See Note 15 of our Annual Report on Form 10-K for the year ended December 31, 2005.

(b)	Working capital includes short-term borrowings and the current portion of long-term debt in the amount of $339,146.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among other things, those listed under “Risk Factors” in this prospectus supplement and elsewhere in this prospectus supplement and the accompanying prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.
      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of such statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

RISK FACTORS
      Any investment in our notes involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes could decline, and you may lose all or part of your investment in the notes. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.
Risks Related to the Company

Dependence on the Highly Cyclical Semiconductor and Electronic Products Industries — We Operate in Volatile Industries, and Industry Downturns Harm Our Performance.
      Our business is tied to market conditions in the semiconductor industry, which is cyclical by nature. The semiconductor industry has experienced significant, and sometimes prolonged, downturns. Because our business is, and will continue to be, dependent on the requirements of semiconductor companies for subcontracted packaging and test services, any downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as consumer electronic products, telecommunication devices, or computing devices could have a material adverse effect on our business and operating results. If current industry conditions deteriorate, we could suffer significant losses, as we have in the past, which could materially impact our business, results of operations and financial condition.

High Fixed Costs — Due to Our High Percentage of Fixed Costs, We Will Be Unable to Maintain Our Gross Margin at Past Levels if We Are Unable to Achieve Relatively High Capacity Utilization Rates.
      Our operations are characterized by relatively high fixed costs. Our profitability depends in part not only on pricing levels for our products and services, but also on the utilization rates for our testing and packaging equipment, commonly referred to as “capacity utilization rates.” In particular, increases or decreases in our capacity utilization rates can significantly affect gross margins since the unit cost of testing and packaging services generally decreases as fixed costs are allocated over a larger number of units. In periods of low demand, we experience relatively low capacity utilization rates in our operations, which lead to reduced margins during that period. During most of 2005, we experienced lower than optimum utilization rates in our operations due to a decline in worldwide demand for our testing and packaging services, which led to significantly reduced margins during that period. Although our capacity utilization rates have improved recently, we cannot assure you that we will be able to continue to achieve or maintain relatively high capacity utilization rates, and if we fail to do so, our gross margins may decrease. If our gross margins decrease, our results of operations and financial condition could be materially adversely affected.
      In addition, our fixed operating costs have increased in part as a result of our efforts to expand our capacity through acquisitions, including the acquisition of certain operations and assets in Shanghai, China and Singapore from IBM and Xin Development Co., Ltd. in May 2004, and the acquisition of capital stock of Unitive and UST in August 2004. We are also expending significant capital resources in connection with the opening of a wafer bumping facility in Singapore in 2006, which will further increase our fixed costs. In the event that forecasted customer demand for which we have made, and on a more limited basis, expect to make advance capital expenditures does not materialize, our sales may not adequately cover our substantial fixed costs resulting in reduced profit levels or causing significant losses both of which may adversely impact our liquidity, results of operations and financial condition. Additionally, if current industry conditions deteriorate, we could suffer significant losses, which could materially impact our business including our liquidity.

Fluctuations in Operating Results and Cash Flows — Our Operating Results and Cash Flows Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control.
      Many factors could materially and adversely affect our net sales, gross profit, operating results and cash flows, or lead to significant variability of quarterly or annual operating results. Our profitability and ability to generate cash from operations is principally dependent upon demand for semiconductors, the utilization of our capacity, semiconductor package mix, the average selling price of our services and our ability to control our costs including labor, material, overhead and financing costs.
      Our operating results and cash flows have varied significantly from period to period. During 2005 our net sales, gross margins, operating income and cash flows have fluctuated significantly as a result of the following factors, many of which we have little or no control over and which we expect to continue to impact our business:

•	fluctuation in demand for semiconductors and conditions in the semiconductor industry;

•	changes in our capacity utilization;

•	changes in average selling prices;

•	changes in the mix of semiconductor packages;

•	evolving package and test technology;

•	absence of backlog and the short-term nature of our customers’ commitments and the impact of these factors on the timing and volume of orders relative to our production capacity;

•	changes in costs, availability and delivery times of raw materials and components;

•	changes in labor costs to perform our services;

•	the timing of expenditures in anticipation of future orders;

•	changes in effective tax rates;

•	the availability and cost of financing;

•	intellectual property transactions and disputes;

•	high leverage and restrictive covenants;

•	warranty and product liability claims;

•	costs associated with litigation judgments and settlements;

•	international events or environmental or natural events, such as earthquakes, that impact our operations;

•	difficulties integrating acquisitions; and

•	our ability to attract qualified employees to support our geographic expansion.
      We have historically been unable to accurately predict the impact of these factors upon our results for a particular period. These factors, as well as the factors set forth below which have not significantly impacted our recent historical results, may impair our future business operations and may materially and adversely affect our net sales, gross profit, operating results and cash flows, or lead to significant variability of quarterly or annual operating results:

•	loss of key personnel or the shortage of available skilled workers;

•	rescheduling and cancellation of large orders; and

•	fluctuations in our manufacturing yields.

Guidance — Our Failure to Meet Our Guidance or Analyst Projections Could Adversely Impact the Trading Prices of Our Securities
      Periodically we provide guidance to investors with respect to certain financial information for future periods. Securities analysts also periodically publish their own projections with respect to our future operating results. As discussed above under “Fluctuations in Operating Results and Cash Flows — Our Operating Results and Cash Flows Have Varied and May Vary Significantly as a Result of Factors That We Cannot Control,” our operating results and cash flow vary significantly and are difficult to accurately predict. To the extent we fail to meet or exceed our own guidance or the analyst projections for any reason, the trading prices of our securities may be adversely impacted. Moreover, even if we do meet or exceed that guidance or those projections, the analysts and investors may not react favorably and the trading prices of our securities may be adversely impacted.

Declining Average Selling Prices — The Semiconductor Industry Places Downward Pressure on the Prices of Our Products.
      Prices for packaging and test services have generally declined over time. Historically, we have been able to partially offset the effect of price declines by successfully developing and marketing new packages with higher prices, such as advanced leadframe and laminate packages, by negotiating lower prices with our material vendors, recovering material cost increases from some of our customers, and by driving engineering and technological changes in our packaging and test processes which resulted in reduced manufacturing costs. Although the average selling prices of some of our products have increased in recent periods, we expect general downward pressure on average selling prices for our packaging and test services in the future. If we are unable to offset a decline in average selling prices, including developing and marketing new packages with higher prices, reducing our purchasing costs, recovering more of our material cost increases from our customers and reducing our manufacturing costs, our future operating results will suffer.

Decisions by Our IDM Customers to Curtail Outsourcing May Adversely Affect Our Business.
      Historically, we have been dependent on the trend in outsourcing of packaging and test services by IDMs. Our IDM customers continually evaluate the outsourced services against their own in-house packaging and test services. As a result, at any time, and for a variety of reasons, IDMs may decide to shift some or all of their outsourced packaging and test services to internally sourced capacity.
      The reasons IDMs may shift their internal capacity include:

•	their desire to realize higher utilization of their existing test and packaging capacity, especially during downturns in the semiconductor industry;

•	their unwillingness to disclose proprietary technology;

•	their possession of more advanced packaging and testing technologies; and

•	the guaranteed availability of their own packaging and test capacity.
      Furthermore, to the extent we continue to limit capacity commitments for certain customers, these customers may begin to increase their level of in-house packaging and test capabilities, which could adversely impact our sales and profitability and make it more difficult for us to regain their business when we have available capacity. Any shift or a slowdown in this trend of outsourcing packaging and test services is likely to adversely affect our business, financial condition and results of operations.
      In a downturn in the semiconductor industry, IDMs may be especially likely to respond by shifting some outsourced packaging and test services to internally serviced capacity on a short term basis. This would have a material adverse effect on our business, financial condition and results of operations, especially during a prolonged industry downturn.

History of Losses
      Although we achieved net income and positive operating cash flow in the first quarter of 2006, we have had net losses in four of the previous five years and negative operating cash flow in several previous quarters. There is no assurance that we will be able to sustain our current profitability or avoid net losses in the future.

Ability to Fund Liquidity Needs
      We operate in a capital intensive industry. Servicing our current and future customers requires that we incur significant operating expenses and continue to make significant capital expenditures, which are generally made in advance of the related revenues and without any firm customer commitments. During 2005, we had capital additions of $294.8 million and in 2006 we currently anticipate making capital additions of approximately $300 million, which estimate is subject to adjustment based on business conditions. In addition, we have a significant level of debt, with $2,117.9 million outstanding at March 31, 2006 (without giving effect to the concurrent transactions), $339.1 million of which is current. The terms of such debt require significant scheduled principal payments in the coming years, including $182.0 million due during the remainder of 2006, $175.6 million due in 2007, $461.9 million due in 2008, $211.9 million due in 2009, $311.9 million due in 2010 and $774.6 million due thereafter (without giving effect to the concurrent transactions). The interest payments required on our debt are also substantial. For example, in 2005, our total interest paid was $168.6 million. (See Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Additions and Contractual Obligations” in our Quarterly Report on Form 10-Q for a summary of principal and interest payments.) The source of funds to fund our operations, including making capital expenditures and servicing principal and interest obligations with respect to our debt, are cash flows from our operations, current cash and cash equivalents, borrowings under available debt facilities, or proceeds from any additional debt or equity financing. As of March 31, 2006, we had cash and cash equivalents of $226.2 million and $97.5 million available under our senior secured revolving credit facility.
      We assess our liquidity based on our current expectations regarding sales, operating expenses, capital spending and debt service requirements. Based on this assessment, we believe that our cash flow from operating activities together with existing cash and cash equivalents and availability under our senior secured revolving credit facility will be sufficient to fund our working capital, capital expenditure and debt service requirements through March 31, 2007, including retiring the remaining $132.0 million of our 5.75% convertible subordinated notes at maturity in June 2006 and the $146.4 million of our 5.0% convertible subordinated notes at maturity in March 2007. Thereafter, our liquidity will continue to be affected by, among other things, the performance of our business, our capital expenditure levels and our ability to repay debt out of our operating cash flow or refinance the debt with the proceeds of debt or equity offerings at or prior to maturity. If our performance or access to the capital markets differs materially from our expectations, our liquidity may be adversely impacted.
      There is no assurance that we will generate the necessary net income or operating cash flows to meet the funding needs of our business in the future due to a variety of factors, including the cyclical nature of the semiconductor industry and the other factors discussed in this Risk Factors section. If we are unable to do so, our liquidity would be adversely affected and we would consider taking a variety of actions, including: reducing our operating expenses (including closing facilities and reducing the size of our work force) and capital additions to levels appropriate to support our incoming business, raising additional equity, borrowing additional funds, refinancing existing indebtedness or taking other actions. There can be no assurance, however, that we will be able to successfully take any of these actions, including adjusting our expenses sufficiently or in a timely manner, or raising additional equity, increasing borrowings or completing refinancings on any terms or on terms which are acceptable to us. Our inability to take these actions as and when necessary would materially adversely affect our liquidity, results of operations and financial condition.

Absence of Backlog — The Lack of Contractually Committed Customer Demand May Adversely Affect Our Sales.
      Our packaging and test business does not typically operate with any material backlog. Our quarterly net sales from packaging and test services are substantially dependent upon our customers’ demand in that quarter. None of our customers have committed to purchase any significant amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any future period, in any material amount. In addition, our customers often reduce, cancel or delay their purchases of packaging and test services for a variety of reasons including industry-wide, customer-specific and Amkor-related reasons. Recently, our customers’ demand for our services has increased; however, we cannot predict if this demand trend will continue and the forecasted demand will materialize. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may not be able to adjust costs in a timely manner to compensate for any sales shortfall. If we are unable to do so, it would adversely affect our margins, operating results, cash flows and financial condition. If customer demand does not materialize as anticipated, our net sales, margins, operating results, cash flows and financial condition will be materially and adversely affected.

Risks Associated With International Operations — We Depend on Our Factories and Operations in China, Japan, Korea, the Philippines, Singapore and Taiwan. Many of Our Customers’ and Vendors’ Operations Are Also Located Outside of the U.S.
      We provide packaging and test services through our factories and other operations located in the China, Japan, Korea, the Philippines, Singapore and Taiwan. Moreover, many of our customers’ and vendors’ operations are located outside the U.S. The following are some of the risks inherent in doing business internationally:

•	regulatory limitations imposed by foreign governments;

•	fluctuations in currency exchange rates;

•	political, military and terrorist risks;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations; and

•	potentially adverse tax consequences resulting from changes in tax laws.

Difficulties Expanding and Evolving Our Operational Capabilities — We Face Challenges as We Integrate New and Diverse Operations and Try to Attract Qualified Employees to Support Our Operations.
      We have experienced, and expect to continue to experience, growth in the scope and complexity of our operations. For example, each business we have acquired had, at the time of acquisition, multiple systems for managing its own production, sales, inventory and other operations. Migrating these businesses to our systems typically is a slow, expensive process requiring us to divert significant amounts of resources from multiple aspects of our operations. This growth has strained our managerial, financial, plant operations and other resources. Future expansions may result in inefficiencies as we integrate new operations and manage geographically diverse operations. Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom may be difficult to replace. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel, including senior management, as a result of competition or for any other reason. Additionally, as part of our ongoing strategic planning, we evaluate our management team and engage in long-term succession planning in order to ensure orderly replacement of key personnel. We cannot assure you that we will be successful in these efforts or in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

Dependence on Materials and Equipment Suppliers — Our Business May Suffer If The Cost, Quality or Supply of Materials or Equipment Changes Adversely.
      We obtain from various vendors the materials and equipment required for the packaging and test services performed by our factories. We source most of our materials, including critical materials such as leadframes, laminate substrates and gold wire, from a limited group of suppliers. Furthermore, we purchase the majority of our materials on a purchase order basis. From time to time, we enter into supply agreements, generally up to one year in duration, to guarantee supply to meet projected demand. Our business may be harmed if we cannot obtain materials and other supplies from our vendors: in a timely manner, in sufficient quantities, in acceptable quality or at competitive prices.
      We need to purchase new packaging and testing equipment if we decide to expand our operations (sometimes in anticipation of expected market demand), to manufacture some new types of packaging, perform some different testing or to replace equipment that breaks down or wears out. From time to time, increased demand for new equipment may cause lead times to extend beyond those normally required by equipment vendors. For example, in the past, increased demand for equipment caused some equipment suppliers to only partially satisfy our equipment orders in the normal lead time frame or increase prices during market upturns for the semiconductor industry. The unavailability of equipment or failures to deliver equipment could delay implementation of our future expansion plans and impair our ability to meet customer orders. If we are unable to implement our future expansion plans or meet customer orders, we could lose potential and existing customers. Generally, we do not enter into binding, long-term equipment purchase agreements and we acquire our equipment on a purchase order basis, which exposes us to substantial risks. For example, sudden changes in foreign currency exchange rates, particularly the US dollar and Japanese yen, could result in increased prices for equipment purchased by us, which could have a material adverse effect on our results of operations.
      We are a large buyer of gold and other commodities including substrates and copper. The price of gold and other commodities used in our business has been increasing in recent quarters. The increase in the price of the commodities may continue. We have been able to partially offset the effect of commodity price increases through price adjustments to some customers and changes in our product designs. The increase in commodity prices did, however, adversely impact our gross margin in the quarter ended March 31, 2006 and may continue to do so in future quarters to the extent we are unable to pass along past or future commodity price increases to many of our customers.

Loss of Customers — The Loss of Certain Customers May Have a Significant Adverse Effect on the Operations and Financial Results.
      The loss of a large customer or disruption of our strategic partnerships or other commercial arrangements may result in a decline in our sales and profitability. Although we have over 200 customers, we have derived and expect to continue to derive a large portion of our revenues from a small group of customers during any particular period due in part to the concentration of market share in the semiconductor industry. Our five largest customers together accounted for approximately 25.2% and 26.0% of our net sales in 2005 and 2004, respectively. No customer accounts for more than 10% of our net sales.
      The demand for our services from each customer is directly dependent upon that customer’s level of business activity, which could vary significantly from year to year. The loss of a large customer may adversely affect our sales and profitability. Our key customers typically operate in the cyclical semiconductor business and, in the past, have varied, and may vary in the future, order levels significantly from period to period based on industry-, customer- or Amkor-specific factors. We cannot assure you that these customers or any other customers will continue to place orders with us in the future at the same levels as in past periods. The loss of one or more of our significant customers, or reduced orders by any one of them, and our inability to replace these customers or make up for such orders could reduce our profitability. For example, our facility in Iwate,

Japan, is primarily dedicated to a single customer, Toshiba Corporation. If we were to lose Toshiba as a customer or if it were to materially reduce its business with us, it could be difficult for us to find one or more new customers to utilize the capacity, which could have a material adverse effect on our operations and financial results.

Capital Additions — We Believe We Need To Make Substantial Capital Additions, Which May Adversely Affect Our Business If Our Business Does Not Develop As We Expect.
      We believe that our business requires us to make significant capital additions in order to capitalize on what we believe is an overall trend to outsourcing of packaging and test services. The amount of capital additions will depend on several factors including, the performance of our business, our assessment of future industry and customer demand, our capacity utilization levels and availability, our liquidity position and the availability of financing. Our ongoing capital addition requirements may strain our cash and short-term asset balances, and we expect that depreciation expense and factory operating expenses associated with our recent capital additions to increase production capacity will put downward pressure on our gross margin, at least over the near term.
Furthermore, if we cannot generate or borrow additional funds to pay for capital additions as well as research and development activities, our growth prospects and future profitability may be adversely affected. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by semiconductor companies; and

•	economic, political and other global conditions.
      The lead time needed to order, install and put into service various capital additions is often significant, and as a result we often need to commit to capital additions in advance of our receipt of firm orders or advance deposits based on our view of anticipated future demand with only very limited visibility. Although we seek to limit our exposure in this regard, in the past we have often expended significant capital for additions for which the anticipated demand did not materialize for a variety of reasons, many of which were outside of our control. To the extent this occurs in the future, our margins, liquidity, results of operations and financial condition could be materially adversely affected.

Impairment Charges — Any Impairment Charges Required Under GAAP May Have a Material Adverse Effect on Our Net Income.
      Under GAAP, we are required to review our long-lived assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. In addition, goodwill and other intangible assets with indefinite lives are required to be tested for impairment at least annually. We may be required in the future to record a significant charge to earnings in our financial statements during the period in which any impairment of our long-lived assets is determined. Such charges have a significant adverse impact on our results of operations and financial condition.

Increased Litigation Incident to Our Business — Our Business May Suffer as a Result of Our Involvement in Various Lawsuits.
      We are currently a party to various legal proceedings, including those described in Part II, Item 1 “Legal Proceedings” in our Quarterly Report on Form 10-Q. Much of our recent increase in litigation relates to an allegedly defective epoxy compound, formerly used in some of our products, which is alleged to be responsible for certain semiconductor chip failures. We have recently settled the last outstanding mold compound litigation, however if other customers were to make similar claims, there exists the possibility of a material adverse impact on our operating results in the period in which the ruling occurs. We also recently have been named as a party in a purported securities class action suit entitled Nathan Weiss et al. v. Amkor Technology, Inc. et al. (and several similar cases), and in purported shareholder derivative lawsuits entitled Scimeca v. Kim, et al. and Kahn v. Kim, et al., as described in greater detail in the Part I, Item 2 under the caption

“Litigation — Other Litigation” in our Quarterly Report on Form 10-Q. While we currently believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position, results of operations or cash flows, litigation and other legal proceedings are subject to inherent uncertainties. If an unfavorable ruling or outcome were to occur, there exists the possibility of a material adverse impact on our results of operations, financial condition or cash flows. An unfavorable ruling or outcome could also have a negative impact on the trading price of our securities. The estimate of the potential impact from the legal proceedings referred to in our Quarterly Report on Form 10-Q on our financial condition, results of operations or cash flows could change in the future.

Pending SEC Investigation — The Pending SEC Investigation Could Adversely Affect Our Business and the Trading Price of Our Securities
      In August 2005, the Securities and Exchange Commission (“SEC”) issued a formal order of investigation regarding certain activities with respect to Amkor securities. As previously announced, the primary focus of the investigation appears to be activities during the period from June 2003 to July 2004. Amkor believes that the investigation continues to relate primarily to transactions in the Company’s securities by certain individuals, and that the investigation may in part relate to whether tipping with respect to trading in Amkor securities occurred. The matters at issue involve activities with respect to Amkor securities during the subject period by certain insiders or former insiders and persons or entities associated with them, including activities by or on behalf of certain current and former members of the Board of Directors and Amkor’s Chief Executive Officer. Amkor has cooperated fully with the SEC on the formal investigation and the informal inquiry that preceded it. Amkor cannot predict the outcome of the investigation. In the event that the investigation leads to SEC action against any current or former officer or director of the Company, or the Company itself, our business (including our ability to complete financing transactions) or the trading price of our securities may be adversely impacted. In addition, if the SEC investigation continues for a prolonged period of time, it may have the same impact regardless of the ultimate outcome of the investigation.

We Could Suffer Adverse Tax and Other Financial Consequences if Taxing Authorities Do Not Agree with Our Interpretation of Applicable Tax Laws.
      The Company’s corporate structure and operations are based, in part, on interpretations of various tax laws, including withholding tax and other relevant laws of applicable taxing jurisdictions. From time to time the taxing authorities of the relevant jurisdictions may conduct examinations of our income tax returns. We cannot assure you that the taxing authorities will agree with our interpretations. To the extent they do not agree, we may seek to enter into settlements with the taxing authorities which require significant payments or otherwise adversely affect our results of operations or financial condition. We may also appeal the taxing authorities’ determinations to the appropriate governmental authorities, but we can not be sure we will prevail. If we do not prevail, we may have to make significant payments or otherwise record charges (or reduce tax assets) that adversely affect our results of operations or financial condition.
      For example, during 2003 the Internal Revenue Service conducted an examination of our U.S. federal income tax returns relating to years 2000 and 2001, which resulted in a settlement pursuant to which various adjustments were made, including reductions in our U.S. net operating loss carryforwards. In addition, during 2005, the IRS conducted a limited scope examination of our U.S. federal income tax returns relating to years 2002 and 2003, primarily reviewing inter-company transfer pricing and cost-sharing issues carried over from the 2000 and 2001 examination cycle, as a result of which we agreed to further reductions in our net operating loss carryforwards. Future examinations by the taxing authorities in the United States or other jurisdictions may result in additional adverse tax consequences. Our tax examinations and the related adjustments are described in greater detail in Note 1 to the Condensed Consolidated Financial Statements of our Quarterly Report on Form 10-Q.

Rapid Technological Change — Our Business Will Suffer If We Cannot Keep Up With Technological Advances in Our Industry.
      The complexity and breadth of semiconductor packaging and test services are rapidly increasing. As a result, we expect that we will need to offer more advanced package designs in order to respond to competitive industry conditions and customer requirements. Our success depends upon our ability to acquire, develop and implement new manufacturing processes and package design technologies and tools. The need to develop and maintain advanced packaging capabilities and equipment could require significant research and development and capital expenditures and acquisitions in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types, which could adversely affect our ability to meet customer orders and adversely impact our business.
      Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design or obtain access to advanced package designs developed by others, our business could suffer.

Packaging and Testing — The Packaging and Testing Process Is Complex and Our Production Yields and Customer Relationships May Suffer from Defects in the Services We Provide.
      Semiconductor packaging and testing are complex processes that require significant technological and process expertise. The packaging process is complex and involves a number of precise steps. Defective packages primarily result from:

•	contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	changing processes to address environmental requirements;

•	defective raw materials; or

•	defective plating services.
      Testing is also complex and involves sophisticated equipment and software. Similar to most software programs, these software programs are complex and may contain programming errors or “bugs.” The testing equipment is also subject to malfunction. In addition, the testing process is subject to operator error by our employees who operate our testing equipment and related software.
      These and other factors have, from time to time, contributed to lower production yields. They may also do so in the future, particularly as we expand our capacity or change our processing steps. In addition, to be competitive, we must continue to expand our offering of packages. Our production yields on new packages typically are significantly lower than our production yields on our more established packages.
      Our failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in loss of customers, increased costs of production, delays, substantial amounts of returned goods and claims by customers relating thereto. Any of these problems could have a material adverse effect on our business, financial condition and results of operations.
      In addition, in line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that may take as long as six months, at a significant cost to the customer. If we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, our operating results and financial condition could be adversely affected.

Competition — We Compete Against Established Competitors in the Packaging and Test Business as Well as Internal Customer Capabilities.
      The subcontracted semiconductor packaging and test market is very competitive. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant processing capacity, financial resources, research and development operations, marketing and other capabilities. These companies also have established relationships with many large semiconductor companies that are our current or potential customers.
      We also face competition from the internal capabilities and capacity of many of our current and potential integrated device manufacturers (“IDM”) customers.
      In addition, we may in the future to compete with a number of companies that may enter the market and with companies that may offer new or emerging technologies that compete with our products and services.
      We cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our customers will not rely on internal sources for test and packaging services, or that our business, financial condition and results of operations will not be adversely affected by such increased competition.

Environmental Regulations — Future Environmental Regulations Could Place Additional Burdens on Our Manufacturing Operations.
      The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, at our foreign facilities we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the U.S., as well as international environmental regulations, impose various controls on the storage, handling, discharge and disposal of chemicals used in our production processes and on the factories we occupy and are increasingly imposing restrictions on the materials contained in packaging products.
      Increasingly, public attention has focused on the environmental impact of semiconductor operations and the risk to neighbors of chemical releases from such operations and to the materials contained in semiconductor products. For example, the European Union’s recently enacted the Directives on Waste Electrical and Electronic Equipment (WEEE), and the Restriction of Use of Certain Hazardous Substances (RoHS), impose strict restrictions on the use of lead and other hazardous substances in electrical and electronic equipment and are expected to begin taking effect July 1, 2006. In response to these directives, we have implemented changes in a number of our manufacturing processes in an effort to achieve RoHS compliance across all of our package types. Complying with existing and future environmental regulations may impose upon us the need for additional capital equipment or other process requirements, restrict our ability to expand our operations, disrupt our operations, subject us to liability or cause us to curtail our operations.

Protection of Intellectual Property — We May Become Involved in Intellectual Property Litigation.
      We maintain an active program to protect our investment in technology by augmenting and enforcing our intellectual property rights. Intellectual property rights that apply to our various products and services include patents, copyrights, trade secrets and trademarks. We have filed and obtained a number of patents in the U.S. and abroad the duration of which varies depending on the jurisdiction in which the patent is filed. While our patents are an important element of our intellectual property strategy and our success, as a whole we are not materially dependent on any one patent or any one technology. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications.
      Any patents we do obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us. In fact, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes an enforceable infringement claim against us, we could be required to:

•	discontinue the use of certain processes;

•	cease to provide the services at issue;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology we had allegedly infringed.
      We may need to enforce our patents or other intellectual property rights or defend ourselves against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. Furthermore, if we fail to obtain necessary licenses, our business could suffer. We are currently involved in three legal proceedings involving the acquisition of intellectual property rights, or the enforcement of our existing intellectual property rights. We refer you to the matters of Amkor Technology, Inc. v. Carsem, et al., Amkor Technology, Inc. v. Motorola, Inc., and Tessera, Inc. v. Amkor Technology, Inc., which are described in more detail in Note 13 to the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q.

Fire, Flood or Other Calamity — With Our Operations Conducted in a Limited Number of Facilities, a Fire, Flood or Other Calamity at one of Our Facilities Could Adversely Affect Us.
      We conduct our packaging and testing operations at a limited number of facilities. Significant damage or other impediments to any of these facilities, whether as a result of fire, weather, disease, civil strife, industrial strikes, breakdowns of equipment, difficulties or delays in obtaining materials and equipment, natural disasters, terrorist incidents, industrial accidents or other causes could temporarily disrupt or even shut down our operations, which would have a material adverse effect on our business, financial condition and results of operations. In the event of such a disruption or shutdown, we may be unable to reallocate production to other facilities in a timely or cost-effective manner (if at all) and may not have sufficient capacity to service customer demands in our other facilities. For example, our operations in Asia are vulnerable to regional typhoons that can bring with them destructive winds and torrential rains, which could in turn cause plant closures and transportation interruptions. In addition, some of the processes that we utilize in our operations place us at risk of fire and other damage. For example, highly flammable gases are used in the preparation of wafers holding semiconductor devices for flip-chip packaging. While we maintain insurance policies for various types of property, casualty and other risks, we do not carry insurance for all the above referred risks and with regard to the insurance we do maintain, we cannot assure you that it would be sufficient to cover all of our potential losses.

SARS, Avian Flu and Other Contagious Diseases — Any Recurrence of SARS or Outbreak of Avian Flu or Other Contagious Disease May Have an Adverse Effect on the Economies and Financial Markets of Certain Asian Countries and May Adversely Affect Our Results of Operations.
      In the first half of 2003, various countries encountered an outbreak of severe acute respiratory syndrome, or SARS, which is a highly contagious form of atypical pneumonia. In addition, there have been outbreaks of avian flu and other contagious diseases in various parts of the world. There is no guarantee that an outbreak of SARS, avian flu or other contagious disease will not occur again in the future (and maybe with much more widespread and devastating effects) and that any such future outbreak of SARS, avian flu or other contagious disease, or the measures taken by the governments of the affected countries against such potential outbreaks, will not seriously disrupt our production operations or those of our suppliers and customers, including by resulting in quarantines or closures. In the event of such a facility quarantine or closure, if we were unable to quickly identify alternate manufacturing facilities, this would have a material adverse effect on our financial condition and results of operations, as would the inability of our suppliers to continue to supply us and our customers continuing to purchase from us.

Continued Control By Existing Stockholders — Mr. James J. Kim and Members of His Family Can Substantially Control The Outcome of All Matters Requiring Stockholder Approval.
      As of March 31, 2006, Mr. James J. Kim, our Chief Executive Officer and Chairman of the Board, and certain Family trusts beneficially owned approximately 46% of our outstanding common stock. This percentage includes beneficial ownership of the securities underlying our 6.25% convertible subordinated notes due 2013. Mr. James J. Kim’s family, acting together, have the ability to effectively determine matters (other than interested party transactions) submitted for approval by our stockholders by voting their shares, including the election of all of the members of our Board of Directors. There is also the potential, through the election of members of our Board of Directors, that Mr. Kim’s family could substantially influence matters decided upon by the Board of Directors. This concentration of ownership may also have the effect of impeding a merger, consolidation, takeover or other business consolidation involving us, or discouraging a potential acquirer from making a tender offer for our shares, and could also negatively affect our stock’s market price or decrease any premium over market price that an acquirer might otherwise pay.

Risks Related to the Notes
      High Leverage and Restrictive Covenants — Our Substantial Indebtedness Could Adversely Affect Our Financial Condition and Prevent Us from Fulfilling Our Obligations under the Notes.
      We now have, and after this offering will continue to have, a significant amount of debt. In addition, despite current debt levels, the terms of the indentures governing the notes and our other securities do not prohibit us or our subsidiaries from incurring substantially more debt. If new debt is added to our consolidated debt level, the related risks that we now face could intensify. As of March 31, 2006, we had approximately $2,156.9 million aggregate principal amount of consolidated indebtedness, assuming completion of the concurrent transactions.
      Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend such financial covenants. A default or event of default under one or more of our revolving credit facilities would also preclude us from borrowing additional funds under such facilities. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us.
      Our substantial indebtedness could have important consequences to holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.
      A substantial amount of our debt will come due prior to the final maturity date of the notes, which we will be required to repay or refinance. Our 5.75% convertible subordinated notes due 2006, our 5.00% convertible subordinated notes due 2007, our 9.25% senior notes due 2008, our 10.5% senior subordinated notes due 2009, our 7.125% senior notes due 2011, our convertible senior subordinated notes due 2011 issued in the concurrent offering, our 7.75% senior notes due 2013, our 6.25% convertible subordinated notes due 2013, amounts outstanding from time to time under our senior secured revolving credit facility, our second lien term loan facility and under the various bank and equipment debt facilities of our subsidiaries will mature prior to the 2016 maturity date of the notes and will be payable in cash unless, in the case of the convertible notes, such holders elect to convert the principal amount of such notes into our common stock. In addition, upon the occurrence of various events like a change of control by us, some or all of our outstanding debt obligations may come due prior to their maturity date. For information regarding our liquidity, see “ — Risks Related to the Company — Ability to Fund Liquidity Needs”.
      Effective Subordination of the Notes to Liabilities of Our Non-Guarantor Subsidiaries — Your Right to Receive Payments on the Notes from Funds Provided by Our Non-Guarantor Subsidiaries is Junior in Right of Payment to the Claims of the Creditors of Our Non-Guarantor Subsidiaries.
      We conduct a large portion of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our subsidiaries to make cash payments to us. We expect distributions from our subsidiaries to be a large source of funds for payment of the interest on the notes. See the condensed consolidating financial information in note 20 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005 and in note 12 to our unaudited financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 incorporated by reference in this prospectus supplement for certain supplemental financial information of the notes guarantors and the non-guarantor subsidiaries without taking into account the release and termination of the guarantees as described below. The claims of debt holders and other creditors (including trade creditors) of any subsidiary will generally have priority as to the assets of such subsidiary over the claims of the holders of the notes. In the event of a liquidation of any of our non-guarantor subsidiaries, our right to receive the assets of any such subsidiary (and the resulting right of the holders of the notes to participate in the distribution of the proceeds of those assets) will effectively be subordinated by operation of law to the claims of debt holders and other creditors (including trade creditors) of such subsidiary and holders of such subsidiary’s preferred stock and any guarantees by such subsidiary of our indebtedness, such as the subsidiary guarantees under our secured revolving credit facility and our second lien term loan facility. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of the notes may receive ratably less than other such creditors or interest holders. Assuming completion of the concurrent transactions, as if each had occurred as of March 31, 2006, the notes would have been effectively subordinated to $473.3 million of indebtedness and other liabilities of our non-guarantor subsidiaries, including trade payables but excluding intercompany obligations.
      We are in the process of consolidating a number of our subsidiaries, and we expect that all of the guarantees of the existing senior notes and senior subordinated notes will terminate or be released in accordance with the terms of the indentures governing the those notes before the end of 2006, in which case the guarantees of the notes will also be released. In the event that all of the guarantees of the notes are released in accordance with the terms of the indenture governing the notes, the existing and future liabilities of all of Amkor’s subsidiaries, including any claims of trade creditors, will be effectively senior to the notes. As of March 31, 2006, the liabilities of all of our subsidiaries (including trade payables) amounted to $544.2 million, excluding intercompany liabilities.
      The Notes Will Have the Benefit of the Notes Guarantees Only So Long as the Notes Guarantors Guarantee Certain of our Other Debt Securities.
      The indenture governing the notes will provide that, upon completion of this offering, the notes will be guaranteed by certain of our subsidiaries for so long as the notes guarantors guarantee any of our other senior or senior subordinated notes. If the guarantees of the notes guarantors under our other debt terminate or are released in accordance with the indentures governing that debt, the notes guarantees with respect to the notes will also be released. In such event, the risks applicable to our subsidiaries that will be non-guarantor subsidiaries upon consummation of the offering will also be applicable to the notes guarantors.
      Your Right to Receive Payments on the Notes and the Notes Guarantees is Effectively Subordinated in Right of Payment to All of Our Existing and Future Secured Debt.
      Our obligations under the notes and the obligations of the notes guarantors under the guarantees are effectively subordinated in right of payment to all of the existing and future secured debt of us and the notes guarantors, including any amounts outstanding under our secured revolving credit facility and our second lien secured credit facility, to the extent of assets or collateral securing this debt. At March 31, 2006, we had secured debt of $300 million, excluding secured debt of our subsidiaries of $95.1 million. In addition, we had $97.5 million of availability under our secured revolving credit facility. Under the indenture governing the notes and the instruments governing our other indebtedness, we and our subsidiaries may potentially incur substantial amounts of additional secured debt in the future. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, the claims of debt holders and other creditors under secured debt will generally have priority as to the assets or collateral securing this debt, which would potentially limit your ability to receive full payment on the notes in such event.

      Repurchase of Notes — We May Not Have the Ability to Repurchase the Notes or Our Other Notes Upon the Occurrence of Certain Events.
      Upon the occurrence of a change of control, we would be required under the indenture governing the notes to repurchase up to all outstanding notes at the option of the holders of such notes. The indentures governing our existing senior notes, senior subordinated notes and convertible notes and the convertible senior subordinated notes being offered in the concurrent offering require us to make similar offers to the holders of those notes, and the secured second lien credit facility requires us to prepay borrowings thereunder, upon certain designated events or changes of control. These events could also constitute an event of default under our secured revolving credit agreement, which would prohibit us from repurchasing any notes. Any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar restrictions and provisions. If we do not obtain a consent to the repurchase of the notes, we may remain prohibited from repurchasing the notes. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all notes tendered by the holders. Any failure to repurchase the notes when required will result in an event of default under the indenture, which would in turn be a default under the instruments governing our other debt.
      No Prior Market for the Notes — We Cannot Assure You That an Active Trading Market Will Develop for the Notes.
      Immediately following the consummation of this offering, there will not be a public market for the notes. The underwriter has informed us that it intends to make a market in the notes after we have completed this offering. However, the underwriter may cease its market-making at any time. In addition, the liquidity of the trading markets in the notes, and the market prices quoted for the notes, may be adversely affected by changes in:

•	the overall market for high yield securities;

•	our financial performance or prospects; or

•	the prospects for companies in the semiconductor industry generally.
      As a result, we cannot assure holders of notes that an active trading market will develop for the notes.
      Difficulties in Enforcing Judgments in Foreign Jurisdictions
      Since a large portion of our assets are located outside the U.S., any judgments obtained in the U.S. against us, including judgments with respect to the payment of principal, premium, interest, offer price, or other amounts payable with respect to the notes may be not collectible within the U.S. If holders of notes intend to enforce a judgment obtained in the U.S. against our assets located outside the U.S., they may be subject to additional procedures and other difficulties which would not be required for enforcement of such judgment in the U.S.

USE OF PROCEEDS
      We estimate that the net proceeds from this offering will be approximately $294.0 million, after deducting the underwriting discounts and commissions and our estimated offering expenses.
      On April 28, 2006, we commenced a tender offer for up to $200.0 million aggregate principal amount of our 9.25% notes. As of May 9, 2006, holders of approximately $349.0 million in aggregate principal amount of 9.25% notes have tendered in the tender offer, and we expect to increase the size of the tender offer to at least $271.0 million. We intend to use the net proceeds from this offering to fund the tender offer up to the cap, including the payment of the tender premium on the principal amount of 9.25% notes tendered, accrued and unpaid interest to, but excluding, the payment date, the early tender payment and related fees and expenses. Prior to such use, we will deposit the net proceeds in a separate, interest bearing account maintained for such purpose. See “Capitalization.”

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and total capitalization as of March 31, 2006 (1) on a historical basis, and (2) as adjusted to give effect to the concurrent transactions, which assumes:

•	the issuance in this offering of $300.0 million of senior notes resulting in the receipt of net proceeds of $294.0 million and the application thereof to repurchase $271.0 million aggregate principal amount of 9.25% notes in the tender offer, and

•	the issuance of $150 million of convertible subordinated notes in the concurrent offering resulting in the receipt of net proceeds of $145.5 million and the application thereof to redeem, repurchase or otherwise retire an estimated $140.0 million aggregate principal amount of 10.5% senior subordinated notes.
      You should read the as adjusted capitalization data set forth in the table below in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” and “Description of Certain Indebtedness” in this prospectus supplement, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and our consolidated financial statements and the notes thereto, incorporated by reference into this prospectus supplement.

	At March 31, 2006

	Actual	As Adjusted

	(In thousands)
Cash and cash equivalents	$226,243	$226,243

Long-term debt and short-term borrowings:
Senior secured credit facilities:
Term loan due October 2010	$300,000	$300,000
$100.0 million revolving credit facility due November 2009(1)	—	—
9.25% Senior notes due February 2008(2)	440,500	169,500
7.75% Senior notes due May 2013	425,000	425,000
7.125% Senior notes due March 2011	248,711	248,711
% Senior notes due 2016	—	300,000
10.50% Senior subordinated notes due May 2009(3)	200,000	60,000
% Convertible senior subordinated notes due 2011	—	150,000
5.75% Convertible subordinated notes due June 2006	132,000	132,000
5.00% Convertible subordinated notes due March 2007	146,422	146,422
6.25% Convertible subordinated notes due December 2013	100,000	100,000
Other debt	125,314	125,314

Total debt	2,117,947	2,156,947

Total stockholders’ equity(4)	260,398	238,776

Total capitalization	$2,378,345	$2,395,723

(1)	As of March 31, 2006, we had utilized $2.5 million of the available letter of credit sub-limit, and had $97.5 million available under this facility.

(2)	The amount of 9.25% notes purchased in the tender offer is based on the amount of the net proceeds of the senior notes offering, after deducting the tender premium, accrued interest and the early tender payment under the tender offer and estimated fees and expenses.

(3)	Pursuant to the terms of the Indenture governing these notes, we have the right to redeem the notes at a price of 101.75%, plus accrued and unpaid interest. For purposes of this table, we have assumed that such notes are redeemed on the 60th day following the closing of this offering at an assumed redemption price of 101.75% plus accrued and unpaid interest to and including the redemption date. The actual amount of 10.5% senior subordinated notes repurchased will depend on market conditions and the actual price at which we may redeem, repurchase or otherwise retire these notes.

(4)	Total stockholders’ equity as of March 31, 2006, as adjusted, reflects an approximate $21.6 million early debt extinguishment charge consisting of $18.0 million of prepayment premiums and $3.6 million for the write-off of unamortized debt issue costs.

DESCRIPTION OF OTHER INDEBTEDNESS
Debt of Amkor Technology Inc.

Credit Facilities
      In November 2005, we entered into a $100.0 million first lien revolving credit facility available through November 2009, with a letter of credit sub-limit of $25.0 million. Interest is charged under the credit facility at a floating rate based on the base rate in effect from time to time plus the applicable margins which range from 0.0% to 0.5% for base rate revolving loans, or LIBOR plus 1.5% to 2.25% for LIBOR revolving loans. The interest rate at March 31, 2006, and December 31, 2005, was 6.33% and 5.89%, respectively; however, no borrowings were outstanding under this credit facility. Amkor, along with Unitive Inc. (“Unitive”) and Unitive Electronics, Inc. (“UEI”), are co-borrowers and guarantors under the facility and each granted a first priority lien on substantially all of their assets, excluding inter-company loans and the capital stock of foreign subsidiaries and certain domestic subsidiaries. As of March 31, 2006, we had utilized $2.5 million of the available letter of credit sub-limit, and had $97.5 million available under this facility. The borrowing base for the revolving credit facility is based on the valuation of our eligible accounts receivable. We incur commitment fees on the unused amounts of the revolving credit facility ranging from 0.25% to 0.50%, based on our liquidity. The $100.0 million credit facility replaces our prior $30.0 million senior secured revolving credit facility which we entered into in June 2004. This new facility includes a number of affirmative and negative covenants, which could restrict our operations. If we were to default under the first lien revolving credit facility, we would not be permitted to draw additional amounts, and the banks could accelerate our obligation to pay all outstanding amounts.
      In October 2004, we entered into a $300.0 million second lien term loan with a group of institutional lenders. The term loan bears interest at a rate of LIBOR plus 450 basis points (9.27% and 8.88% at March 31, 2006 and December 31, 2005, respectively); and matures in October 2010. Guardian Assets, Inc., Unitive, UEI, Amkor International Holdings, LLC (“AIH”), Amkor Technology Limited (“ATL”), P-Four, LLC (“P-Four”) and Amkor Technology Philippines, Inc. (“ATP”) are guarantors of the second lien term loan. The second lien term loans are secured by a second lien on substantially all of our U.S. assets, including the shares of certain of our U.S. subsidiaries and a portion of the shares of some of our foreign subsidiaries. We do not have the option to prepay the second lien term loan until October 2006. If we were to elect to prepay the loan, we would be required to pay a prepayment premium, initially set at 3% of the principal amount prepaid. The second lien term loan agreements contain a number of affirmative and negative covenants which could restrict our operations. If we were to default under the facility, the lenders could accelerate our obligation to pay all outstanding amounts.

Senior and Senior Subordinated Notes
      In February 2001, we issued $500.0 million of the 9.25% notes. As of December 31, 2005, we had purchased $29.5 million of these notes. In January 2006, we purchased an additional $30.0 million of these notes and recorded a gain on extinguishment of $0.7 million which is included in other (income) expense, which was partially offset by the write-off of a proportionate amount of our deferred debt issuance costs of $0.2 million. The 2008 Notes are not redeemable prior to their maturity.
      On April 28, 2006, we commenced a tender offer for up to $200 million aggregate principal amount of our outstanding 9.25% Senior Notes due 2008, or 9.25% notes, at a tender price of $1,035.00 for each $1,000 principal amount of notes, plus accrued and unpaid interest to, but excluding, the purchase date of the 9.25% notes. Holders who tendered on or before May 9, 2006 will also receive an early tender payment of $20.00 per $1,000 principal amount, which, together with the tender price, equals the total potential consideration of $1,055.00. We intend to use the net proceeds of the offering to fund the tender offer.
      In March 2004, we issued $250.0 million of 7.125% Senior Notes due March 2011 (the “2011 Notes”). The 2011 Notes were priced at 99.321%, yielding an effective interest rate of 7.25%. The 2011 Notes are redeemable by us at any time provided we pay the holders a “make-whole” premium and, prior to March 15,

2007, we may redeem up to 35% of the aggregate principal amount of the notes from the proceeds of one or more equity offerings at a price of 107.125% of the principal amount plus accrued and unpaid interest.
      In May 2003, we issued $425.0 million of 7.75% Senior Notes due May 2013 (the “2013 Notes”). The 2013 Notes are not redeemable at our option until May 2008.
      In May 1999, we issued $200.0 million of 10.5% Senior Subordinated Notes due May 2009 (the “2009 Notes”). As of March 31, 2006, the 2009 Notes were redeemable at our option at a price of 103.5% of the principal of the notes plus accrued and unpaid interest, which percentage was reduced to 101.75% starting May 1, 2006. We intend to apply all of the net proceeds of the concurrent offering to redeem, repurchase or otherwise retire a portion of our 2009 notes.
      The senior and senior subordinated notes contain a number of affirmative and negative covenants, which could restrict our operations. As discussed in Note 15 “Subsidiary Guarantors” in the Form 10-Q for the quarter ended March 31, 2006, Unitive, Inc. (“Unitive”), Unitive Electronics, Inc. (“UEI”), Amkor International Holdings, LLC (“AIH”), Amkor Technology Ltd. (“ATL”), P-Four, LLC (“P-Four”) and Amkor Technology Philippines (“ATP”) became guarantors of the senior and senior subordinated notes in 2005 as a result of our acquisition of Unitive and UEI, and the U.S. domestication of AIH, ATL, P-Four and AAP for U.S. federal income tax purposes. We are in the process of consolidating a number of our subsidiaries, and we expect that, before the end of 2006, all of the guarantees of the senior and senior subordinated notes will terminate or be released in accordance with the terms of the indentures governing the notes in connection with such consolidation, although there can be no assurances that we will accomplish this.

Convertible Subordinated Notes
      In May 2001, we issued $250.0 million of our 5.75% Convertible Subordinated Notes due June 2006 (the “2006 Notes”). The 2006 Notes are convertible into our common stock at a price of $35.00 per share, subject to adjustment. The notes are subordinated to the prior payment in full of all of our senior and senior subordinated debt. In November 2003, we purchased $17.0 million of the 2006 Notes with the proceeds of an equity offering. In November 2005, we purchased an additional $100.0 million of the 2006 Notes with proceeds from the issuance of $100.0 million of 6.25% Convertible Subordinated Notes due December 2013 described below. We purchased such 2006 Notes on the open market at 99.125% and recorded a gain on extinguishment of $0.9 million which is included in other (income) expense. The gain on extinguishment was partially offset by the write-off of a proportionate amount of our deferred debt issuance costs of $0.3 million. In January 2006, we purchased an additional $1.0 million of the 2006 Notes at 99.25%. As of March 31, 2006, the 2006 Notes were redeemable at our option at a price of 102.3% of the principal of the notes plus accrued and unpaid interest.
      In March 2000, we issued $258.8 million of our 5.0% Convertible Subordinated Notes due March 2007 (the “2007 Notes”). The 2007 Notes are convertible into our common stock at any time at a conversion price of $57.34 per share, subject to adjustment. The notes are subordinated to the prior payment in full of all of our senior and senior subordinated debt. In November 2003, we repurchased $112.3 million of our 2007 Notes with the proceeds of an equity offering. We recorded a $2.5 million loss on extinguishment related to premiums paid for the purchase of the 2007 Notes and a $2.2 million charge for the associated unamortized deferred debt issuance costs. These amounts were included in other (income) expense. As of March 31, 2006, the 2007 Notes were redeemable at our option at a price of 100.714% of the principal of the notes plus accrued and unpaid interest.

Convertible Subordinated Notes, Related Party
      In November 2005, we issued $100.0 million of our 6.25% Convertible Subordinated Notes due December 2013 (the “2013 Notes”) in a private placement to James J. Kim, Chairman and Chief Executive Officer, and certain Kim family trusts. The 2013 Notes are convertible into our common stock at an initial price of $7.49 per share (the market price of our common stock on the date of issuance of the 2013 Notes was $6.20 per share), subject to adjustment. The 2013 Notes are subordinated to the prior payment in full of all of our senior and senior subordinated debt. In March 2006, we filed a registration statement with the SEC registering the notes and the shares of common stock issuable upon conversion, pursuant to the requirements of a registration rights agreement. The proceeds from the sale of the 2013 Notes were used to purchase a portion of the 2006 Notes described above. The notes are not redeemable at our option until 2010.

Concurrent Offering of Convertible Senior Subordinated Notes
      Concurrent with this offering, we are offering $150 million of convertible senior subordinated notes due 2011. We anticipate that the holders of such notes will have the option to convert such notes into our common stock at any time prior to maturity at a price per share to be determined in negotiations between us and the underwriter of such offering. We expect the holders of such notes to have the right to require us to repurchase such notes following the occurrence of a change of control or a termination of trading of our common stock. We intend to apply all of the net proceeds from the concurrent offering to redeem, repurchase or otherwise retire a portion of our 2009 notes.
Debt of Subsidiaries

Secured Term Loans
      In September 2005, Amkor Technology Taiwan, Inc. (“ATT”) entered into a short-term interim financing arrangement with two Taiwanese banks for New Taiwan (“NT”) $1.0 billion (approximately $30.0 million) (the “Bridge Loan”) in connection with a syndication loan led by the same lenders. In November 2005, ATT finalized the NT$1.8 billion (approximately $53.5 million) syndication loan due November 2010 (the “Syndication Loan”), which accrues interest at the Taiwan 90-Day Commercial Paper Primary Market rate plus 1.2%. At March 31, 2006 and December 31, 2005, the interest rate was 3.05% and 3.0%, respectively. A portion of the Syndication Loan was used to pay off the Bridge Loan. Amkor has guaranteed the repayment of this loan. The documentation governing the Syndication Loan includes a number of affirmative, negative and financial covenants, which could restrict our operations. If we were to default under the facility, the lenders could accelerate our obligation to pay all outstanding amounts.
      In June 2005, UST entered into a NT$400.0 million (approximately $12.2 million) term loan due June 20, 2008 (the “UST Note”), which accrues interest at the Taiwan 90-Day Commercial Paper Secondary Market rate plus 2.25% (4.0% and 3.97% as of March 31, 2006 and December 31, 2005). The proceeds of the UST Note were used to satisfy notes previously held by UST. Amkor has guaranteed the repayment of this loan. The documentation governing the UST Note includes a number of affirmative and negative covenants which could restrict our operations. If we were to default under the loan, the lenders could accelerate our obligation to pay all outstanding amounts.

Secured Equipment and Property Financing
      Our secured equipment and property financing consists of loans secured with specific assets at our Japanese, Singaporean and Chinese subsidiaries. Our credit facility in Japan provides for equipment financing on a three-year basis for each piece of equipment purchased. The Japanese facility accrues interest at 3.59% on all outstanding balances and has maturities at various times between 2006 and 2008. In December 2005, our Singaporean subsidiary entered into a loan with a finance company for $10.0 million, which accrues interest at 4.86% and is due December 2008. The loan is guaranteed by Amkor and is secured by a monetary security deposit and certain of the subsidiary’s equipment. In May 2004, our Chinese subsidiary entered into a $5.5 million credit facility secured with buildings at one of our Chinese production facilities and is payable ratably through January 2012. The interest rate for the Chinese credit facility at March 31, 2006 and December 31, 2005, was 5.58%. These equipment and property financings contain affirmative and negative covenants, which could restrict our operations, and, if we were to default on our obligations under these financings, the lenders could accelerate our obligation to repay amounts borrowed under such financings.

Revolving Credit Facilities
      Amkor Iwate Corporation, a Japanese subsidiary (“AIC”), has a revolving line of credit with a Japanese bank for 2.5 billion Japanese yen (approximately $21.2 million), maturing in September 2006, that accrues interest at the Tokyo Interbank Offering Rate (“TIBOR”) plus 0.6%. The interest rate at March 31, 2006 and December 31, 2005 was 0.67% and 0.66%, respectively, and the line of credit was fully drawn. Amkor has guaranteed the repayment of this line of credit.
      Additionally, AIC has a revolving line of credit at a Japanese bank for 300.0 million Japanese yen (approximately $2.5 million), maturing in June 2006, that accrues interest at TIBOR plus 0.5%. The interest rate at March 31, 2006 and December 31, 2005 was 0.56% and there was $2.5 million and $0.0 million drawn as of March 31, 2006 and December 31, 2005, respectively.
      In September 2005, our Philippine subsidiary entered into a 300.0 million Philippine peso (approximately $5.3 million) one-year revolving line of credit that accrues interest at LIBOR plus 1.0% (5.2% at December 31, 2005). In January 2006, we repaid all amounts outstanding under the Philippine revolving line of credit, and replaced it with a new revolving line of credit for $5.0 million, maturing in September 2006, that accrues interest at LIBOR plus 1.0% (5.72% at March 31, 2006) and the line was fully drawn as of March 31, 2006.
      In January 2006, Amkor Assembly & Test (Shanghai) Co. Ltd., a Chinese subsidiary (AATS), entered into a $15.0 million working capital facility which bears interest at LIBOR plus 1.25%, maturing in January 2007. The borrowings to date of $9.5 million were used to support working capital. At March 31, 2006, the interest rate ranged from 5.99% to 6.31% based on the dates of borrowing.
      These lines of credit contain certain affirmative and negative covenants, which could restrict our operations. If we were to default on our obligations under any of these lines of credit, we would not be permitted to draw additional amounts, and the lenders could accelerate our obligation to pay all outstanding amounts.

Other Debt
      Other debt includes debt related to our Taiwanese subsidiaries with fixed and variable interest rates maturing in 2007. Interest rates on this debt ranged from 2.67% to 3.10% as of March 31, 2006, and December 31, 2005.

DESCRIPTION OF THE NOTES
      You can find the definitions of certain terms used in this description under the caption “— Certain Definitions.” In this description, the word “Amkor” refers only to Amkor Technology, Inc. and not to any of its Subsidiaries.
      Amkor will issue the Notes under an Indenture (the “Indenture”) among itself, the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as described below under the caption “Available Information.”
Ranking
      The Notes are:

•	general unsecured, senior obligations of Amkor;

•	effectively subordinated in right of payment to existing and future secured debt, if any, including our obligations under our secured revolving credit facility and our second lien secured credit facility, to the extent of the value of the collateral securing that debt;

•	effectively subordinated in right of payment to all existing and future debt and other liabilities, including trade payables, of any of our subsidiaries that are not guarantors of the notes;

•	equal in right of payment with all our existing and future unsecured senior debt, including our 9.25% senior notes due February 15, 2008, our 7.125% senior notes due 2011 and our 7.75% senior notes due May 15, 2013;

•	senior in right of payment to all our existing and future debt that expressly provides that it is subordinated to the Notes, including our 10.50% senior subordinated notes due 2009, our 5.75% convertible subordinated notes due 2006, our 5.00% convertible subordinated notes due 2007, our 6.250% convertible subordinated notes due 2010 and the senior subordinated convertible notes that we are offering in the concurrent offering; and

•	secured on an unsecured, senior basis by each of the Guarantors.
      The Notes are “Designated Senior Debt” for purposes of the indentures governing our 10.50% senior subordinated notes due 2009, our 5.75% convertible subordinated notes due 2006, our 5.00% convertible subordinated notes due 2007, our 6.25% convertible subordinated notes due 2013 and the senior subordinated convertible notes that we are offering in the concurrent offering.
      The Notes Guarantee of each Guarantor will be:

•	the general unsecured, senior obligation of such Guarantor;

•	effectively subordinated in right of payment to the existing and future secured debt, if any, of such Guarantor, including its obligations under our secured revolving credit facility and our second lien secured credit facility, to the extent of the value of the collateral securing that debt;

•	equal in right of payment with the existing and future unsecured senior debt of such Guarantor, including the guarantees under our 9.25% senior notes due February 15, 2008, our 7.125% senior notes due 2011 and our 7.75% senior notes due May 15, 2013; and

•	senior in right of payment to the existing and future debt of such Guarantor that expressly provides that it is subordinated to the Notes, including the guarantees under our 10.50% senior subordinated notes due 2009.

      As of March 31, 2006, assuming completion of the concurrent transactions, Amkor had total outstanding consolidated debt (including debt of the Guarantor and non-Guarantor Subsidiaries) of $2,156.9 million, $395.1 million of which was secured debt, $1,443.2 million of which was senior debt and $588.4 million of which was senior subordinated or subordinated debt. Subject to certain limitations, the Indenture will permit us to incur substantial additional secured debt.
      We conduct a large portion of our operations through our Subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our Subsidiaries to make cash payments to us. Payments from our Subsidiaries are expected to be a large source of funds for payment of interest on the Notes. The claims of creditors (including trade creditors) of any Subsidiary that is not a Guarantor will generally have priority as to the assets of such Subsidiary over the claims of the holders of the Notes. In the event of a liquidation of any Subsidiary that is not a Guarantor, our right to receive the assets of any such Subsidiary (and the resulting right of the holders of the Notes to participate in the distribution of the proceeds of those assets) will effectively be subordinated by operation of law to the claims of creditors (including trade creditors) of such Subsidiary and holders of such Subsidiary’s preferred stock and any Guarantees by such Subsidiary of Indebtedness of Amkor. If Amkor were a creditor of such Subsidiary or a holder of its preferred stock, we would be entitled to participate in the distribution of the proceeds of such Subsidiary’s assets. Our claims would, however, remain subordinate to any Indebtedness or preferred stock of such Subsidiary that is senior in right of payment to the Indebtedness or preferred stock held by us. In the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or any assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of the Notes may receive ratably less than other such creditors or interest holders.
      We are in the process of consolidating a number of our subsidiaries, and we expect that all of the guarantees of the existing senior notes and senior subordinated notes and these Notes will terminate or be released in accordance with the terms of the indentures governing those notes before the end of 2006. In the event that all of the Notes Guarantees are released in accordance with the terms of the Indenture, the existing and future liabilities of all of Amkor’s Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes. As of March 31, 2006, the liabilities of all of our Subsidiaries (including trade payables) amounted to $544.2 million, excluding intercompany liabilities. Subject to certain limitations, the Indenture will permit our Subsidiaries to incur substantial additional debt.
      As of the date of the Indenture, all our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.
Principal, Maturity and Interest
      The Notes will mature on                     , 2016.
      Interest on the Notes will accrue at the rate of      % per annum and will be payable semiannually in arrears on                and                , commencing on                , 2006. Amkor will make each interest payment to the holders of record of the Notes on the immediately preceding                and                .
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Amkor will issue Notes in denominations of $1,000 and integral multiples of $1,000.
Notes Guarantees
      All obligations of the Company under the Indenture will be fully and unconditionally Guaranteed, jointly and severally, on a senior, unsecured basis, by each Guarantor. The Guarantors initially will be Unitive Inc., Unitive Electronics Inc., Amkor International Holdings, LLC, P-Four, LLC, Amkor Technology Limited, and Amkor Technology Philippines, Inc. However, if, following the consolidation described above, the

Guarantees of a Guarantor under our 9.25% senior notes due February 15, 2008, our 7.125% senior notes due 2011, our 7.75% senior notes due May 15, 2013 and our 10.5% senior subordinated notes due 2009 are released in accordance with the terms of the indentures governing those notes, the Notes Guarantees of the Guarantor will be released. In addition, each future Domestic Subsidiary that is a Significant Subsidiary of the Company will be required to Guarantee the Notes.
      For additional information concerning the Guarantors and non-Guarantors as of the consummation of the offering and without taking into account the release and termination of the Notes Guarantees described above, see note 20 to our audited consolidated financial statements in our Annual Report on Form 10-K and note 12 to our unaudited condensed consolidated financial statements in our Quarterly Report on Form 10-Q, which provide financial information with respect to the Guarantors and non-Guarantors of the Notes.
      A Notes Guarantee will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets or all of the Capital Stock of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Domestic Subsidiary of the Company, if such sale or other disposition is in compliance with the covenant described in “— Certain Covenants — Limitation on Asset Sales”;

•	upon the designation of such Guarantor as an Unrestricted Subsidiary, in accordance with the terms of the Indenture;

•	upon the delivery by the Company to the Trustee of an Officers’ Certificate certifying that such Guarantor does not constitute a Significant Subsidiary or a Domestic Subsidiary within the meaning of the Indenture; or

•	in the case of Unitive Inc., Unitive Electronics Inc., Amkor International Holdings, LLC, P-Four, LLC, Amkor Technology Limited, and Amkor Technology Philippines, Inc., upon the release of a Guarantor from its Guarantee under the 9.25% senior notes due February 15, 2008, our 7.125% senior notes due 2011, our 7.75% senior notes due May 15, 2013 and our 10.5% senior subordinated notes due 2009.
      Under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Notes Guarantees. If this were to occur, the Company would also be unable to access the assets of the Guarantors to service the Notes to the extent such Guarantors were restricted from distributing funds to the Company.
Optional Redemption
      Except as set forth below, the Notes will not be redeemable at the option of Amkor prior to                , 2011. Starting on that date, the Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following redemption prices are for the Notes redeemed during the 12-month period commencing on  and                of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price

2011		%
2012
2013
2014 and thereafter	100.000%
      In addition, at any time, and from time to time, prior to                , 2011, the Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, as a whole or in part, at the election of Amkor, at a price equal to the sum of (i) 100% of the principal amount thereof plus accrued interest to the redemption date plus (ii) the Make-Whole Amount, if any.

      At any time, and from time to time, prior to                , 2009, Amkor may redeem up to a maximum of 35% of the aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of the principal amount) equal to      % of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption at least 65% of the original aggregate principal amount of the Notes (excluding Notes held by Amkor and its Subsidiaries) remains outstanding. The redemption must occur within 45 days of the date of the closing of such Equity Offering.
Repurchase at the Option of Holders

Offer to Repurchase Upon Change of Control
      If a Change of Control occurs, each holder of the Notes will have the right to require Amkor to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes pursuant to an offer made by Amkor (the “Change of Control Offer”). In the Change of Control Offer, Amkor will offer to make a payment (the “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, Amkor will mail a notice to each holder of the Notes describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. Amkor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.
      On the Change of Control Payment Date, Amkor will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by Amkor.
      The Paying Agent will promptly mail to each holder of the Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.
      Amkor will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require Amkor to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Amkor repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      Amkor will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Amkor and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Amkor and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require Amkor to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all the assets of Amkor and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Offer to Repurchase by Application of Excess Proceeds of Asset Sales
      Amkor will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Amkor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Board of Directors; and

(3) at least 75% of the consideration therefor received by Amkor or such Restricted Subsidiary is in the form of cash or other Qualified Proceeds.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Amkor may apply such Net Proceeds at its option:

(1) to repay Permitted Bank Debt, and if such Permitted Bank Debt is revolving debt, to effect a corresponding commitment reduction thereunder;

(2) to acquire all or substantially all the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire any other long-term assets that are used or useful in a Permitted Business.
      Pending the final application of any such Net Proceeds, Amkor may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the preceding paragraph within 365 days of such Asset Sale will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Amkor will make an offer (the “Asset Sale Offer”) to all holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100.0% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Amkor may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

Restricted Payments
      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Amkor or any of its Restricted Subsidiaries) or to the direct or indirect holders of Amkor’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Amkor or to Amkor or a Restricted Subsidiary of Amkor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Amkor) any Equity Interests of Amkor or any direct or indirect parent of Amkor or any Restricted Subsidiary of Amkor (other than any such Equity Interests owned by Amkor or any Restricted Subsidiary of Amkor);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) Amkor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Amkor and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (7) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Amkor for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing on April 1, 2006 to the end of Amkor’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Amkor since April 1, 2006 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Amkor (other than Disqualified Stock) (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Amkor), plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) the amount by which (i) Indebtedness (other than Disqualified Stock) of Amkor or any Restricted Subsidiary issued after the Issue Date is reduced on Amkor’s consolidated balance sheet (if prepared in accordance with GAAP as of the date of determination) and (ii) Disqualified Stock of Amkor issued after the Issue Date (held by any Person other than any Restricted Subsidiary) is reduced (measured with reference to its redemption or repurchase price), in each case, as a result of the conversion or exchange of any such Indebtedness or Disqualified Stock into Equity Interests (other than Disqualified Stock) of Amkor, less, in each case, any cash distributed by Amkor upon such conversion or exchange, plus

(e) to the extent that any Investment in any Unrestricted Subsidiary that was made after the Issue Date is sold for cash or otherwise liquidated, repaid for cash or such Unrestricted Subsidiary is converted into a Restricted Subsidiary, the lesser of (i) an amount equal to the sum of (A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Amkor or any Restricted Subsidiary from Unrestricted Subsidiaries, and (B) the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, and (ii) the remaining amount of the Investment in such Unrestricted Subsidiary which has not been repaid or converted into cash or assets.

      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration no Default has occurred and is continuing or would be caused thereby and such payment would have complied with the provisions of the Indenture;

(2) the making of any payment on or with respect to, or in connection with, the redemption, repurchase, retirement, defeasance or other acquisition of, any Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Notes or of any Equity Interests of Amkor or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Amkor) of, Equity Interests (other than Disqualified Stock) of Amkor or any subordinated Indebtedness of Amkor; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the making of any payment on or with respect to, or in connection with, the defeasance, redemption, repurchase or other acquisition of Indebtedness of Amkor or any Restricted Subsidiary that is subordinated to the Notes with the net cash proceeds from the incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Amkor to the holders of its common Capital Stock on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Amkor or any Restricted Subsidiary of Amkor held by any employee of Amkor or any Restricted Subsidiary pursuant to any employee equity subscription agreement, stock ownership plan or stock option agreement in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period and $10.0 million in the aggregate;

(6) the making of any payment on or with respect to, or repurchase, redemption, defeasance or other acquisition or retirement for value of the 5.75% subordinated convertible notes due 2006 or the 5.00% subordinated convertible notes due 2007 in connection with (i) so long as no Event of Default has occurred and is continuing or would be caused thereby, an optional redemption of such convertible notes on or after the dates such notes become redeemable, or (ii) the honoring by Amkor of any request to convert such notes into Capital Stock (other than Disqualified Stock) by a holder of either such convertible notes or any future convertible notes of Amkor (including the payment by Amkor of any cash in lieu of fractional shares) in accordance with their terms;

(7) that portion of Investments the payment for which consists exclusively of Equity Interests (other than Disqualified Stock) of Amkor;

(8) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $75.0 million;

(9) the repurchase of Equity Interests of Amkor that may be deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(10) any payments to one or more stockholders of Amkor in connection with settling stockholder obligations for income taxes in respect of tax periods ending prior to the conversion of Amkor from “S” corporation status to “C” corporation status;

(11) in the case of an Asset Sale, an asset sale offer required under terms of other Indebtedness of the Company; provided that Amkor shall have complied with its obligations to the holders of the Notes under the “Asset Sale” covenant contained in the Indenture; and

(12) in the case of a Change of Control, any Change of Control Offer to repurchase the senior subordinated notes after Amkor has complied with its obligations to the holders of the Notes under the “Change of Control” covenant contained in the Indenture.
      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Amkor or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant with a fair market value in excess of $1.0 million shall be evidenced by an Officer’s Certificate which shall be delivered to the Trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock
      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Amkor will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Amkor and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt), and Amkor may issue Disqualified Stock, and any Restricted Subsidiary that is a Guarantor may issue preferred stock, if the Consolidated Interest Expense Coverage Ratio for Amkor’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Amkor and any Restricted Subsidiary of any Permitted Bank Debt; provided that the aggregate principal amount of all Permitted Bank Debt at any one time outstanding shall not exceed $100.0 million plus 85% of the consolidated accounts receivable of Amkor plus 50% of the consolidated inventory of Amkor;

(2) the incurrence by Amkor and its Subsidiaries of Existing Indebtedness;

(3) the incurrence by Amkor and any Guarantor of Indebtedness represented by the Notes, and any Subsidiary Guarantees;

(4) the incurrence by Amkor or any of its Restricted Subsidiaries of (a) Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Amkor or such Restricted Subsidiary and

(b) Capital Lease Obligations, in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $75.0 million and 10% of Amkor’s Consolidated Net Assets;

(5) the incurrence by Amkor or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (13) or (14) of this paragraph;

(6) the incurrence by Amkor or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Amkor and any of its Restricted Subsidiaries; provided, however, that:

(a) if Amkor or any Guarantor is the obligor on such Indebtedness and such Indebtedness is in favor of a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of Amkor, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Amkor or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Amkor or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Amkor or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Amkor or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate, commodity or currency risk in the ordinary course of business for bona fide hedging purposes; provided that the notional principal amount of any such Hedging Obligation with respect to interest rates does not exceed the amount of Indebtedness or other liability to which such Hedging Obligation relates;

(8) the Guarantee by Amkor or any of the Guarantors of Indebtedness of Amkor or a Restricted Subsidiary of Amkor that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by Amkor’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Amkor that was not permitted by this clause (9);

(10) the incurrence of Indebtedness solely in respect of performance, surety and similar bonds or completion or performance Guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

(11) the incurrence of Indebtedness arising from the agreements of Amkor or a Restricted Subsidiary of Amkor providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary; provided, however, that:

(a) such Indebtedness is not reflected as a liability on the balance sheet of Amkor or any Restricted Subsidiary of Amkor; and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Amkor and its Restricted Subsidiaries in connection with such disposition;

(12) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of Amkor as accrued;

(13) the incurrence of Indebtedness by Foreign Subsidiaries in an amount not to exceed 10% of the Total Tangible Assets of the Foreign Subsidiaries, taken as a whole; and

(14) the incurrence by Amkor or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $50.0 million.
      Indebtedness or preferred stock of any Person that is outstanding at the time such Person becomes a Restricted Subsidiary of Amkor (including upon designation of any Subsidiary or other Person as a Restricted Subsidiary) or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor shall be deemed to have been incurred at the time such Person becomes such a Restricted Subsidiary of Amkor or is merged with or into or consolidated with Amkor or a Restricted Subsidiary of Amkor, as applicable.
      Amkor will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Amkor unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of Amkor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Amkor solely by virtue of any Liens, Guarantees, maturity of payments or structural seniority.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Amkor may, in its sole discretion, classify or reclassify such item of Indebtedness (or any part thereof) in any manner that complies with this covenant, and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.
      For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations in support of letters of credit supporting Indebtedness shall not be included to the extent such letters of credit are included in the amount of such Indebtedness.
      Any increase in the amount of any Indebtedness solely by reason of currency fluctuations shall not be considered an incurrence of Indebtedness for purposes of this covenant.

Liens
      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless the Notes and any existing Notes Guarantee of a Subsidiary subject to such Lien, are equally and ratably secured with the obligations so secured for as long as such Indebtedness will be so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      Amkor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Amkor or any of Amkor’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Amkor or any of Amkor’s Restricted Subsidiaries;

(2) make loans or advances to Amkor or any of Amkor’s Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Amkor or any of Amkor’s Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Notes Guarantees;

(3) applicable law;

(4) any instrument governing or relating to Permitted Bank Debt or Indebtedness of Foreign Subsidiaries, in each case that meets the criteria specified in clauses (1) and (13), respectively, of the second paragraph of the covenant described above under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” provided, that the Board of Directors shall have determined in good faith at the time that such encumbrance or restriction is created that such encumbrance or restriction (i) would not reasonably be expected to impair the ability of the Company to pay interest on the Notes at their Stated Maturity or to pay principal and accrued and unpaid interest on the Notes at their final Stated Maturity, and (ii) is not materially more disadvantageous to holders of the Notes than is customary in comparable financings;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Amkor or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary nonassignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this section;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts dividends, distributions, loans, advances or transfers by such Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) agreements entered into with respect to Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Certain Covenants — Liens” that limit the right of Amkor or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) any Receivables Program; and

(14) any restriction imposed pursuant to contracts for the sale of assets with respect to the transfer of the assets to be sold pursuant to such contract.

Merger, Consolidation or Sale of Assets
      Amkor may not, directly or indirectly consolidate or merge with or into another Person (whether or not Amkor is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either (a) Amkor is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than Amkor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Amkor) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Amkor under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) except in the case of the amalgamation, consolidation or merger of Amkor (a) with or into a Wholly Owned Restricted Subsidiary or (b) with or into any Person solely for the purpose of effecting a change in the state of incorporation of Amkor, Amkor or the Person formed by or surviving any such consolidation or merger (if other than Amkor) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Expense Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(5) Amkor shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, sale, assignment, transfer, conveyance or other disposition complies with the Indenture.
      In addition, Amkor may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets by Amkor to any of its Wholly Owned Restricted Subsidiaries.
      A Guarantor may not, directly or indirectly, consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation) or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, in each case other than with or to the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists under the Indenture; and

(2) either: (a) the Surviving Person (if not the Company or such Guarantor) is a Restricted Subsidiary and expressly assumes all the obligations of that Guarantor under the Indenture and the Notes Guarantee by executing a supplemental indenture and other documents reasonably satisfactory to the Trustee; or (b) such sale, transfer, assignment, conveyance or other disposition or merger, consolidation or amalgamation is otherwise in compliance with the covenant described in “— Certain Covenants — Limitation on Asset Sales.”
      Upon satisfaction of the foregoing conditions, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Guarantor under the Notes Guarantee and the Indenture).

Transactions with Affiliates
      Amkor will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction (when viewed together with related Affiliate Transactions, if any) is on terms that are no less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person; and

(2) Amkor delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors (of which there must be at least one); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items shall not be deemed Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement or arrangement entered into by Amkor or any of its Restricted Subsidiaries or any employee benefit plan available to employees of Amkor and its Subsidiaries generally, in each case in the ordinary course of business and consistent with the past practice of Amkor or such Restricted Subsidiary;

(2) Affiliate Transactions between or among Amkor and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Amkor and indemnity provided on behalf of officers, directors and employees of Amkor or any of its Restricted Subsidiaries as determined in good faith by the Board of Directors of Amkor; and

(4) any Restricted Payments that are permitted as described above under the caption “— Certain Covenants — Restricted Payments.”
      For purposes of this “Transactions With Affiliates” covenant, any transaction or series of related Affiliate Transactions between Amkor or any Restricted Subsidiary and an Affiliate that is approved by a majority of the disinterested members of the Board of Directors (of which there must be at least one to utilize this method of approval) and evidenced by a Board resolution or for which a fairness opinion has been issued shall be deemed to be on terms that are no less favorable to Amkor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Amkor or such Restricted Subsidiary with an unrelated Person and thus shall be permitted under this “Transactions With Affiliates” covenant.

Sale and Leaseback Transactions
      Amkor will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that Amkor or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(a) Amkor or such Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction (if the lease is in the nature of an operating lease, otherwise the amount of Indebtedness) under the Consolidated Interest

Expense Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b) the transfer of assets in that sale and leaseback transaction is permitted by, and Amkor applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

      The foregoing restriction shall not apply to any sale and leaseback transaction if (i) the transaction is solely between Amkor and any Restricted Subsidiary or between Restricted Subsidiaries or (ii) the sale and leaseback transaction is consummated within 180 days after the purchase of the assets subject to such transaction.

Future Subsidiary Guarantees
      If Amkor or any of its Restricted Subsidiaries acquires, creates or capitalizes a Domestic Subsidiary after the date of the Indenture that is a Significant Subsidiary, then that newly acquired, created or capitalized Subsidiary must become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 10 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Amkor and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Certain Covenants — Restricted Payments” or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries
      Amkor will not, and will not permit any of its Wholly Owned Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Amkor to any Person (other than Amkor or a Wholly Owned Restricted Subsidiary of Amkor), unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or immediately following such transfer, conveyance, sale, lease or other disposition, the Wholly Owned Restricted Subsidiary is a Restricted Subsidiary; and

(2) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”
      In addition, Amkor will not permit any Wholly Owned Restricted Subsidiary of Amkor to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to Amkor or a Wholly Owned Restricted Subsidiary of Amkor unless immediately following such issuance the Wholly Owned Restricted Subsidiary is a Restricted Subsidiary.

Methods of Receiving Payments On The Notes
      If a holder has given wire transfer instructions to Amkor, Amkor will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Amkor elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The Trustee will initially act as Paying Agent and Registrar. Amkor may change the Paying Agent or Registrar without prior notice to the holders of the Notes, and Amkor or any of its Subsidiaries may act as Paying Agent or Registrar.
Transfer and Exchange
      A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Amkor may require a holder to pay any taxes and fees required by law or permitted by the Indenture.
      The registered holder of a Note will be treated as its owner for all purposes.
Payments for Consent
      Amkor will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of the Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      Whether or not required by the SEC, so long as any Notes are outstanding, Amkor shall file with the SEC (if permitted) all the reports and other information as it would be required to file with the SEC by Sections 13(a) and 15(d) under the Exchange Act, as if it were subject thereto. Amkor shall supply the Trustee and each holder of the Notes, or shall supply to the Trustee for forwarding to each holder of the Notes, without cost to any such holder, copies of such reports and other information (whether or not so filed).
Events of Default and Remedies
      With respect to the Notes, each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of or premium, if any, on the Notes;

(3) failure by Amkor or any of its Subsidiaries to make any payment required to be made under the provisions described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase Upon Change of Control” or “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales;”

(4) failure by Amkor or any of its Restricted Subsidiaries for 60 days after notice to comply with any covenant, representations, warranty or other agreements in the Indenture is provided to Amkor by the Trustee or the holders of at least 25% in principal amount of then outstanding Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Amkor or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Amkor or any of its Restricted

Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, in an aggregate principal amount of $10.0 million or more, if that default:

(a) is caused by a failure to pay principal of such Indebtedness at the Stated Maturity thereof (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to the Stated Maturity thereof;

(6) failure by Amkor or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $10.0 million (other than amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) certain events of bankruptcy or insolvency with respect to Amkor or any of its Significant Subsidiaries, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Amkor, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
      Holders of the Notes may not enforce their respective indentures or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.
      The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.
      Amkor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Amkor is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of Amkor or any Guarantor, as such, shall have any liability for any obligations of Amkor or the Guarantors under the Notes, the Indenture, and the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance

Amkor may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) Amkor’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Amkor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, Amkor may, at its option and at any time, elect to have the Obligations of Amkor and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Amkor must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, noncallable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and interest on the outstanding Notes at the Stated Maturity or on the applicable redemption date, as the case may be, and Amkor must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Amkor shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Amkor has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Amkor shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Amkor or any of its Restricted Subsidiaries are parties or by which Amkor or any of its Restricted Subsidiaries are bound;

(6) Amkor must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7) Amkor must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by Amkor with the intent of preferring the holders of the Notes over the other creditors of Amkor with the intent of defeating, hindering, delaying or defrauding creditors of Amkor or others;

(8) Amkor must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(9) except as otherwise provided in the Indenture, each Guarantor shall have been released from any of its Obligations under its Guarantee of the Notes.
Amendment, Supplement and Waiver
      Subject to the exceptions specified in the following paragraphs, the Indenture may be amended with the consent of the holders of a majority of the aggregate outstanding principal amount of the Notes and any Default or compliance with any provision of the Indenture may be waived with the consent of the holders of a majority of the aggregate outstanding principal amount of the Notes.
      Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders;”

(8) make any change in the preceding amendment and waiver provisions; or

(9) release any Guarantor from any of its obligations under its Guarantee of the Notes or the Indenture, except in accordance with the terms of the Indenture.
      Notwithstanding the preceding, without the consent of any holder of the Notes, Amkor and the Trustee may amend or supplement the Indenture, the Notes or the Notes Guarantees to:

(1) cure any ambiguity, defect or inconsistency;

(2) provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) provide for the assumption of Amkor’s obligations to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of Amkor’s assets;

(4) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) make any change necessary to make the Indenture, the Notes or the Notes Guarantee, as applicable, consistent with this description of notes;

(6) permit any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(7) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.
Concerning the Trustee
      If the Trustee becomes a creditor of Amkor or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such Trustee will be permitted to engage in other transactions, but if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Available Information
      Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Amkor Technology, Inc., 1900 South Price Road, Chandler Arizona 85248, and Attention: Chief Financial Officer.
Governing Law
      The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.
Consent to Jurisdiction and Service
      The Indenture provides that Amkor will irrevocably appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York, and submits to such jurisdiction.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. Cross references to subcaptions shall mean the respective subcaption, as appropriate, under the caption “Description of the Notes.”
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more, or an agreement, obligation or option to purchase 10% or more, of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights (including by way of a sale-and-leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease conveyance or other disposition of all or substantially all the assets of Amkor and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase Upon Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales”);

(2) with respect to Amkor, the sale of Equity Interests in any of its Subsidiaries;

(3) with respect to Amkor’s Restricted Subsidiaries, the issuance of Equity Interests.
      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $2.0 million; or (b) results in net proceeds to Amkor and its Restricted Subsidiaries of less than $2.0 million;

(2) a transfer of assets between or among Amkor and any Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Amkor or to another Wholly Owned Restricted Subsidiary;

(4) the sale, lease, conveyance or other disposition of any Receivable Program Assets by Amkor or any Restricted Subsidiary in connection with a Receivables Program;

(5) the sale, lease, conveyance or other disposition of any inventory, receivables or other current assets by Amkor or any of its Restricted Subsidiaries in the ordinary course of business;

(6) the granting of a Permitted Lien;

(7) the licensing by Amkor or any Restricted Subsidiary of intellectual property in the ordinary course of business or on commercially reasonable terms;

(8) the sale, lease, conveyance or other disposition of obsolete or worn out equipment or equipment no longer useful in Amkor’s business; and

(9) the making or liquidating of any Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Attributable Debt” in respect of a sale and leaseback transaction involving an operating lease means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
      “Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Cash Equivalents” means:

(1) United States dollars or currency of any other sovereign nation in which Amkor or any Restricted Subsidiary conducts business;

(2) securities issued or direct and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with (a) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better, or (b) any commercial bank organized under the laws of any foreign country recognized by the United States of America having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof) and a Fitch Individual Rating (formerly Thompson Bank Watch Rating) of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses and above entered into with any financial institution meeting the qualifications specified in clause above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95.0% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through of this definition;
provided that currency of any sovereign nation other than the United States and certificates of deposit, eurodollar time deposits, bankers’ acceptances and overnight bank deposits with any commercial bank organized under the laws of a foreign country shall not be considered “Cash Equivalents” for purposes of determining whether an Asset Sale constitutes a permitted Asset Sale under the covenants described under the heading “— Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”

      “Change of Control” means the occurrence of any of the following:

(1) the adoption of a plan relating to the liquidation or dissolution of Amkor;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a Permitted holder, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Amkor, measured by voting power rather than number of shares, and such percentage represents more than the aggregate percentage of the Voting Stock of Amkor, measured by voting power rather than number of shares, as to which any Permitted holder is the Beneficial Owner; or

(3) the first date during any consecutive two-year period on which a majority of the members of the Board of Directors of Amkor are not Continuing Directors.
      For purposes of this definition, any transfer of an Equity Interest of an entity that was formed for the purpose of acquiring Voting Stock of Amkor will be deemed to be a transfer of such portion of Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.
      “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) decreasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(6) non-cash items (other than any non-cash items that will require cash payments in the future or that relate to foreign currency translation) increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of Amkor shall be added to Consolidated Net Income to compute Consolidated Cash Flow of Amkor only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Amkor by such

Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) interest actually paid by Amkor or any Restricted Subsidiary under any Guarantee of Indebtedness of another Person; plus

(4) the product of all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Amkor (other than Disqualified Stock) or to Amkor or a Restricted Subsidiary of Amkor.
      “Consolidated Interest Expense Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Consolidated Interest Expense Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Expense Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Expense Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Consolidated Interest Expense Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Consolidated Net Assets” means, with respect to any specified Person as of any date, the total assets of such Person as of such date less (1) the total liabilities of such Person as of such date, the amount of any Disqualified Stock as of such date, and any minority interests reflected on the balance sheet of such Person as of such date.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(5) the cumulative effect of a change in accounting principles shall be excluded.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Facilities” means, with respect to Amkor or any Subsidiary, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Amkor to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Amkor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means a Restricted Subsidiary that is (1) formed under the laws of the United States of America or a state or territory thereof or as of the date of determination, treated as a domestic entity or a partnership or a division of a domestic entity for United States federal income tax purposes; and, in either case, is not owned, directly or indirectly, by an entity that is not described in clause (1) or above.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any offering for cash of common stock of Amkor or options, warrants or rights with respect to its common stock so long as shares of the common stock of Amkor remain listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System.
      “Existing Indebtedness” means Indebtedness of Amkor and its Restricted Subsidiaries in existence on the date of the Indenture, including Indebtedness outstanding under the Convertible Senior Subordinated Notes Indenture issued initially thereunder or pursuant to an over-allotment option, until such amounts are repaid.
      “Foreign Subsidiary” means a Subsidiary of Amkor that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
      “Guarantor” means each of Unitive Inc., Unitive Electronics Inc., Amkor International Holdings, LLC, P-Four, LLC, Amkor Technology Limited, and Amkor Technology Philippines, Inc. and any future Domestic Subsidiary of Amkor formed or capitalized after the date of the Indenture that is a Significant Subsidiary and that is required by the terms of the Indenture to execute a Subsidiary Guarantee, in accordance with the provisions of the Indenture, and its successors and assigns, in each case until such Guarantor is released as a Guarantor in accordance with the terms of the Indenture.
      “Hedging Obligations” means, with respect to any Person, the Obligations of such Person under:

(1) swap agreements, cap agreements and collar agreements relating to interest rates, commodities or currencies; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodities or currencies.
      “holder” means the Person in whose name a Note is registered.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) Hedging Obligations,

if and to the extent any of such indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person measured as the lesser of the fair market value of the assets of such Person so secured or the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.
      The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. In addition, the amount of any Indebtedness shall also include the amount of all Obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of Amkor, any preferred stock of such Restricted Subsidiary.
      “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Amkor or any Restricted Subsidiary of Amkor sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Amkor such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Amkor, Amkor shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”
      “Issue Date” means the date on which the Notes are initially issued.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, fixed or floating charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof; provided that the term “Lien” shall not include any lease properly classified as an operating lease in accordance with GAAP.
      “Make-Whole Amount” means, in connection with any optional redemption of any note, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the Business Day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over (ii) the aggregate principal amount of the notes to be redeemed.
      “Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss);

(3) any gain or loss relating to foreign currency translation or exchange; and

(4) any income or loss related to any discontinued operation.

      “Net Proceeds” means the aggregate cash proceeds received by Amkor or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Permitted Bank Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Amkor nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any obligation that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise, other than in the form of a Lien on the Equity Interests of an Unrestricted Subsidiary held by Amkor or any Restricted Subsidiary in favor of any holder of Non-Recourse Debt of such Unrestricted Subsidiary;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Amkor or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Amkor or any of its Restricted Subsidiaries (other than against the Equity Interests of such Unrestricted Subsidiary, if any).
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Bank Debt” means Indebtedness incurred by Amkor or any Restricted Subsidiary pursuant to the Credit Facilities, any Receivables Program, or one or more other term loan and/or revolving credit or commercial paper facilities (including any letter of credit subfacilities) or indentures entered into with commercial banks and/or financial institutions or trustees, and any replacement, extension, renewal, refinancing or refunding thereof.
      “Permitted Business” means the business of Amkor and its Subsidiaries, taken as a whole, operated in a manner consistent with past operations, and any business that is reasonably related thereto or supplements such business or is a reasonable extension thereof.
      “Permitted holder” means James J. Kim and his estate, spouse, siblings, ancestors, heirs and lineal descendants, and spouses of any such Persons, the legal representatives of any of the foregoing, and the trustee of any bona fide trust of which one or more of the foregoing are the principal beneficiaries or the grantors or any other Person that is controlled by any of the foregoing.
      “Permitted Investments” means:

(1) any Investment in Amkor or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Amkor or any Restricted Subsidiary of Amkor in a Person, if as a result of such Investment or in connection with the transaction pursuant to which such Investment is made:

(a) such Person becomes a Restricted Subsidiary of Amkor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Amkor or a Restricted Subsidiary of Amkor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Offer to Repurchase by Application of Excess Proceeds of Asset Sales;”

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Amkor;

(6) any Investment in connection with Hedging Obligations;

(7) any Investments received (a) in satisfaction of judgments or (b) as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(8) Investments in (a) prepaid expenses and negotiable instruments held for collection, (b) accounts receivable arising in the ordinary course of business (and Investments obtained in exchange or settlement of accounts receivable for which Amkor or any Restricted Subsidiary has determined that collection is not likely), and (c) lease, utility and workers’ compensation, performance and other similar deposits arising in the ordinary course of business;

(9) any Strategic Investment; provided that the aggregate amount of all Investments by Amkor and any Restricted Subsidiaries in Strategic Investments shall not exceed 5% of Amkor’s consolidated total assets determined as of the date of Amkor’s most recently ended fiscal quarter;

(10) Investments purchased or received in exchange for Permitted Investments existing as of the Issue Date or made thereafter; provided that any additional consideration provided by Amkor or any Restricted Subsidiary in such exchange shall not be permitted pursuant to this clause (10); and provided, further, that such purchased or exchanged Investments shall have a fair market value (as determined by an officer of Amkor unless such fair market value exceeds $25.0 million in which case, as determined by Amkor’s Board of Directors) equal to or exceeding the Permitted Investments exchanged therefor;
provided that, notwithstanding the preceding, any extension of credit or advance by Amkor or any of its Subsidiaries to a customer or supplier of Amkor or its Subsidiaries shall not be a Permitted Investment.
      “Permitted Liens” means:

(1) Liens on the assets of Amkor and any Restricted Subsidiary securing Permitted Bank Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens on the assets of any Foreign Subsidiary securing Indebtedness and other Obligations under Indebtedness of such Foreign Subsidiary that were permitted by the terms of the Indenture to be incurred;

(3) Liens in favor of Amkor or any Restricted Subsidiary;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Amkor or any Restricted Subsidiary of Amkor; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Amkor or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by Amkor or any Restricted Subsidiary of Amkor; provided that such Liens were not incurred in contemplation of such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens to secure Obligations in respect of Indebtedness (including Capital Lease Obligations) permitted by clause of the second paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness, including accessions, additions, parts, attachments, improvements, fixtures, leasehold improvements or proceeds, if any, related thereto;

(8) Liens existing on the date of this Indenture;

(9) Liens securing Obligations of Amkor and/or any Restricted Subsidiary in respect of any Receivables Program;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(11) Liens imposed by law or arising by operation of law, including, without limitation, landlords’, mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, in each case that are incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

(12) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers’ compensation and unemployment insurance and other types of social security;

(13) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (4), (5), (7) and of this definition; provided that such Liens do not extend to any other property of Amkor or any Restricted Subsidiary of Amkor and the principal amount of the Indebtedness secured by such Lien is not increased;

(14) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(15) Liens securing obligations of Amkor under Hedging Obligations permitted to be incurred under clause (7) of the second paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or any collateral for the Indebtedness to which such Hedging Obligations relate;

(16) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(17) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(18) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

(19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20) Liens securing other Indebtedness not exceeding $10.0 million at any time outstanding;

(21) Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to any other property of Amkor or any Restricted Subsidiary of Amkor and the principal amount of the Indebtedness secured by such Lien is not increased; and

(22) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the Indenture.
      “Permitted Refinancing Indebtedness” means any Indebtedness of Amkor or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Amkor or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest or premium (including any make-whole premium), if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided that if the original maturity date of such Indebtedness is after the Stated Maturity of the Notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 180 days after the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Amkor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
      “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.
      “Qualified Proceeds” means any of the following or any combination of the following:

(1) any Cash Equivalents other than (a) currency of any sovereign nation other than the United States and (b) certificates of deposit, eurodollar time deposits, bankers’ acceptances and overnight bank deposits with any commercial bank organized under the laws of a foreign country;

(2) any liabilities (as would be shown on Amkor’s or such Restricted Subsidiary’s balance sheet if prepared in accordance with GAAP on the date of the corresponding Asset Sale) of Amkor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases or indemnifies Amkor or such Restricted Subsidiary from further liability;

(3) any securities, notes or other obligations received by Amkor or any such Restricted Subsidiary from such transferee that are converted by Amkor or such Restricted Subsidiary into cash within 90 days after such Asset Sale (to the extent of the cash received in that conversion);

(4) long-term assets that are used or useful in a Permitted Business; and

(5) all or substantially all of the assets of, or a majority of the Voting Stock of, any Permitted Business;
provided, however, that in the case of clauses and above, the Asset Sale transaction shall be with a non-Affiliate and the amount of long-term assets or Voting Stock received in the Asset Sale transaction shall not exceed 10% of the consideration received.
      “Receivables Program” means, with respect to any Person, an agreement or other arrangement or program providing for the advance of funds to such Person against the pledge, contribution, sale or other transfer of encumbrances of Receivables Program Assets of such Person or such Person and/or one or more of its Subsidiaries.

      “Receivables Program Assets” means all of the following property and interests in property, including any undivided interest in any pool of any such property or interests, whether now existing or existing in the future or hereafter arising or acquired:

(1) accounts;

(2) accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods, or the rendition of services, no matter how evidenced, whether or not earned by performance);

(3) all unpaid seller’s or lessor’s rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

(4) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods);

(5) all reserves and credit balances with respect to any such accounts receivable or account debtors;

(6) all letters of credit, security or Guarantees of any of the foregoing;

(7) all insurance policies or reports relating to any of the foregoing;

(8) all collection or deposit accounts relating to any of the foregoing;

(9) all books and records relating to any of the foregoing;

(10) all instruments, contract rights, chattel paper, documents and general intangibles relating to any of the foregoing; and

(11) all proceeds of any of the foregoing.
      “Receivables Program Debt” means, with respect to any Person, the unreturned portion of the amount funded by the investors under a Receivables Program of such Person.
      “Reinvestment Rate” means 0.50% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such Regulation is in effect on the date hereof assuming that Amkor were the “registrant” for purposes of such definition; provided that in no event shall a “Significant Subsidiary” include (i) any direct or indirect Subsidiary of Amkor created for the primary purpose of facilitating one or more Receivables Programs or holding or purchasing inventory, (ii) any non-operating Subsidiary which does not have any liabilities to Persons other than Amkor or its Subsidiaries, or (iii) any Unrestricted Subsidiary.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.
      “Strategic Investment” means any Investment in any Person (other than an Unrestricted Subsidiary) whose primary business is related, ancillary or complementary to a Permitted Business, and such Investment is determined in good faith by the Board of Directors (or senior officers of Amkor to whom the Board of Directors has duly delegated the authority to make such a determination), whose determination shall be conclusive and evidenced by a resolution, to promote or significantly benefit the businesses of Amkor and its Restricted Subsidiaries on the date of such Investment; provided that, with respect to any Strategic Investment or series of related Strategic Investments involving aggregate consideration in excess of $10 million, Amkor shall deliver to the Trustee a resolution of the Board of Directors of Amkor set forth in an Officer’s Certificate certifying that such Investment qualifies as a Strategic Investment pursuant to this definition.
      “Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
      “Subsidiary Guarantee” means a Guarantee endorsed on the Notes by a Guarantor.
      “substantially concurrent” means, with respect to any two or more events, the occurring of such events within 90 days of each other.
      “Total Tangible Assets of the Foreign Subsidiaries” means, as of any date, the total assets of the Foreign Subsidiaries of Amkor as of such date less the amount of the intangible assets of the Foreign Subsidiaries of Amkor as of such date.
      “Unrestricted Subsidiary” means any Subsidiary of Amkor that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither Amkor nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Amkor or any of its Restricted Subsidiaries; and

(4) has at least one director on its Board of Directors that is not a director or executive officer of Amkor or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Amkor or any of its Restricted Subsidiaries.
      Any designation of a Subsidiary of Amkor as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted under “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Amkor as of such date and, if such Indebtedness is not permitted to be incurred as of such date under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Amkor shall be in default of such covenant. The Board of Directors of Amkor may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Amkor of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and no Default or Event of Default would be in existence following such designation.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or similar shares required by law to be held by third parties) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM
The Global Securities
      The original notes will be issued in the form of one or more global certificates, known as “global securities.” The global securities will be deposited with, or behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee.
      Persons holding interests in the global securities may hold their interests directly through DTC or indirectly through organizations that are participants in DTC.
      The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any paying agent or registrar takes any responsibility for these operations or procedures, and holders of securities are urged to contact the relevant system or its participants directly to discuss these matters.
      DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the underwriter, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
      Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.
      The laws of some jurisdictions may require that some types of purchasers of notes take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in notes represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer the interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.
      So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global security.
      We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of securities by, DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.
      Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing the notes under the indenture. Under the terms of the Indenture, we may treat, and the trustee may treat, the persons in whose names the notes, including the global securities, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global securities will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.
      Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
Issuance of Certificated Securities
      If (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture, or (3) upon the occurrence and continuation of an event of default under the indenture with respect to any series of notes, then, upon surrender by DTC of the global securities, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global securities. Upon any such issuance, the trustee is required to register the certificated securities in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.
      Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
      This section is a discussion of certain U.S. federal income tax and, to a limited extent, certain U.S. federal estate tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of purchasing, owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income or estate taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state or local laws.
      INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.
U.S. Holders
      As used herein, the term “U.S. Holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the United States. A “Non-U.S. Holder” is a beneficial owner of the notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes.
     Taxation of Interest
      A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to recognize additional interest as “original issue discount” over the term of the instrument, irrespective of the holder’s regular method of tax accounting. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes.
      In certain circumstances, we may be required to make payments to holders of the notes in addition to principal and stated interest. The original issue discount rules allow contingent payments to be disregarded in computing a holder’s interest income if the contingency is “remote” or the amount of the payment is “incidental.” We believe that there is only a remote possibility that holders of the notes will have the right to require us to repurchase all or any part of the notes at 101 percent of their stated principal amount plus accrued and unpaid interest upon a change of control, and therefore we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note).. Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, a change of control occurs, and a U.S. Holder exercises its right to require us to repurchase its notes, such U.S. Holder would be required to recognize additional gain on the sale or exchange of such notes.
     Sale, Exchange, Redemption or Other Disposition of the Notes
      A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition. The U.S. Holder’s gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. Holder’s tax basis in the note generally will equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the holder has held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15 percent federal rate (effective for tax years through 2008, after which the maximum rate is scheduled to increase to 20 percent). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.
Non-U.S. Holders
      The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).
     Taxation of Interest
      Subject to the discussion below under “— Income or Gains Effectively Connected with a U.S. Trade or Business,” payments of interest to Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30 percent (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10 percent of the total combined voting power of all classes of our stock entitled to vote; or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership.

      In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10 percent of the corporation’s voting stock.
      The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than the partnership or other entity, and the partnership or other entity must provide the partners’ or owners’ documentation to us or our paying agent.
     Sale, Exchange, Redemption or Other Disposition of Notes
      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case it would be subject to tax as described below under “Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business;”

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates; or

•	subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case, except as otherwise provided by an applicable income tax treaty, the gain would be subject to a flat 30 percent tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.
     Income or Gains Effectively Connected with a U.S. Trade or Business
      The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at regular graduated rates in the same manner as the income or gain of a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the U.S. and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, the holder must certify its qualification, which can be done by filing a properly completed and executed Form W-8ECI (in the case of a U.S. trade or business income) or properly completed and executed IRS Form W-8BEN (in the case of a treaty), or any successor from as the IRS designates, as applicable, prior to the payment of interest. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.
     U.S. Federal Estate Tax
      The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest exempt from withholding tax (without regard to whether the holder provides the required certification) as described above under “— Non-U.S. Holders — Taxation of Interest” and was not effectively connected with a U.S. trade or business as described above under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business.”
Backup Withholding and Information Reporting
      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide a correct taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on tax returns. The backup withholding tax rate is currently 28 percent.
      Payments of interest to U.S. Holders of notes generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.
      We must report annually to the IRS the interest paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.
      Any amounts withheld from a payment to a U.S. Holder or Non-U.S. Holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.
      The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING
      Citigroup Global Markets Inc. is acting as sole book-running manager of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Citigroup Global Markets Inc. has agreed to purchase, and we have agreed to sell to Citigroup Global Markets Inc., the notes.
      The underwriting agreement provides that the obligation of the underwriter to purchase the notes included in this offering is subject to certain conditions. The underwriter is obligated to purchase all the notes if it purchases any of the notes.
      The underwriter proposes to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the notes are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms.
      We have agreed that, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent Citigroup Global Markets Inc., offer, sell, or contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us.
      We are to pay the underwriter a commission, equal to      % of the aggregate principal amount of the notes, in connection with this offering.
      In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the number of the principal amount of notes to be purchased by the underwriter in the offering, which creates a syndicate short position. Transactions to close out the syndicate short positions involve purchases of notes in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.
      We estimate that our total expenses of this offering will be $750,000, excluding underwriting commissions.
      The underwriter has performed investment banking and advisory services for us from time to time for which it has received customary fees and expenses. The underwriter is the underwriter in the concurrent offering. The underwriter or one or more of its affiliates serves as the sole book manager, a joint lead arranger, the administrative and collateral agents, issuing bank and a lender under our second lien credit agreement. An affiliate of the underwriter beneficially owns our 9.25% senior notes due 2009 and will receive a portion of the proceeds from this offering in the tender offer for the 9.25% senior notes. The underwriter may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of its business.
      We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS
      Our counsel, Wilson Sonsini Goodrich & Rosati, Palo Alto, California, will issue an opinion regarding the validity of the securities we are selling and certain other matters. Our counsel in Korea, Kim & Chang, will issue an opinion regarding certain matters relating to Korean law, and our counsel in the Philippines, Ortega, Del Castillo, Bacorro, Odulio, Calma & Carbonell Law Offices, will issue an opinion regarding certain matters relating to Philippines law. The underwriter is represented by Weil, Gotshal & Manges LLP, New York, New York.
EXPERTS
      The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the related prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
      We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Securities and Exchange Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.
      The SEC allows us to “incorporate by reference” into this prospectus supplement and the prospectus to which this prospectus supplement relates the information we filed with it. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the prospectus to which this prospectus supplement relates, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, the documents listed in the prospectus to which this prospectus supplement relates, to the extent such items were filed with the SEC, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.
      1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006;
      2. Our Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed with the SEC on May 9, 2006; and
      3. Our Current Reports on Form 8-K filed with the SEC on January 13, 2006, January 23, 2006, February 7, 2006, February 8, 2006, May 2, 2006 and May 3, 2006.
      You may request a copy of these filings, at no cost, by writing, telephoning or emailing us at the following address:
Investor Relations
Amkor Technology, Inc.
1900 South Price Road
Chandler, AZ 85248
Tel: (480) 821-5000
jluth@amkor.com
      You should rely only on the information incorporated by reference or provided in this prospectus supplement and the prospectus to which this prospectus supplement relates. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement and the prospectus to which this prospectus supplement relates is accurate as of any date other than the date on the front of each of them.

PROSPECTUS
Amkor Technology, Inc.
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
          We may offer from time to time debt securities, common stock, preferred stock, depositary shares, warrants, or subscription rights. The debt securities, preferred stock, warrants and subscription rights may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company or debt or equity securities of one or more other entities. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Amkor Technology, Inc.’s common stock is quoted on the Nasdaq National Market under the symbol “AMKR.”
      We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis.
      This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated May 10, 2006

      No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described in this prospectus and any accompanying prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference in this prospectus or in any prospectus supplement is correct as of any date subsequent to the date of this prospectus or of any prospectus supplement.

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SUMMARY
About This Prospectus
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.
      This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.
      The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.
      You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
Amkor Technology, Inc.
      Amkor is one of the world’s largest subcontractors of semiconductor packaging (sometimes referred to as assembly) and test services. Amkor pioneered the outsourcing of semiconductor packaging and test services through a predecessor in 1968, and over the years has built a leading position by:

•	Providing a broad portfolio of packaging and test technologies and services,

•	Maintaining a leading role in the design and development of new package and test technologies,

•	Cultivating long-standing relationships with customers, including many of the world’s leading semiconductor companies,

•	Developing expertise in high-volume manufacturing processes to provide our services, and

•	Providing a broadly diversified operational scope, with production capabilities in China, Korea, Japan, the Philippines, Singapore, Taiwan and the United States, “U.S.”
      Packaging and test are integral parts of the process of manufacturing semiconductor devices. This process begins with silicon wafers and involves the fabrication of electronic circuitry into complex patterns, thus creating large numbers of individual chips on the wafers. The fabricated wafers are probed to ensure the individual devices meet design specifications. The packaging process creates an electrical interconnect between the semiconductor chip and the system board through wire bonding or bumping technologies. In packaging, individual chips are separated from the fabricated semiconductor wafers, attached to a substrate and then encased in a protective material to provide optimal electrical connectivity and thermal performance. The packaged chips are then tested using sophisticated equipment to ensure that each packaged chip meets its design specifications. Increasingly, packages are custom designed for specific chips and specific end-market applications. We are able to provide turnkey solutions including semiconductor wafer bumping, wafer probe, wafer backgrind, package design, packaging, test and drop shipment services.
      The semiconductors that we package and test for our customers ultimately become components in electronic systems used in communications, computing, consumer, industrial and automotive applications. Our customers include, among others: Altera Corporation; Avago Technologies, Pte; Freescale Semiconduc-

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tor, Inc.; Intel Corporation; International Business Machines Corporation (“IBM”); Samsung Electronics Corporation, Ltd.; Conexant Systems, Inc.; ST Microelectronics, Pte, Ltd.; Texas Instruments, Inc.; and Toshiba Corporation. The outsourced semiconductor packaging and test market is very competitive. We also compete with the internal semiconductor packaging and test capabilities of many of our customers.

      We were incorporated in 1997 in the state of Delaware. Our principal offices are located at 1900 South Price Road, Chandler, AZ 85248. Our telephone number is (480) 821-5000 and our website can be accessed at www.amkor.com. Information contained in our website does not constitute part of this prospectus.
RATIO OF EARNINGS TO FIXED CHARGES
      The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended Dec. 31,
						Three Months Ended
	2001	2002	2003	2004	2005	March 31, 2006

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	1.83x
      We have calculated the ratio of earnings to fixed charges by dividing (1) the sum of (x) income (loss) before income taxes, equity investment earnings (losses), minority interests and discontinued operations plus (y) fixed charges by (2) fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and one-third of rental expense. We believe that one-third of rental expense is representative of the interest factor of rental payments under our operating leases. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $21.4 million of earnings in 2004. The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $144.9 million of earnings in 2005.

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FORWARD-LOOKING STATEMENTS
      This prospectus, the accompanying prospectus supplement and the information incorporated by reference may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors” in the applicable prospectus supplement and in other information contained in our publicly available filings with the Securities and Exchange Commission. These factors may cause our actual results to differ materially from any forward-looking statement.
      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of such statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
USE OF PROCEEDS
      Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used to repay debt, for acquisitions and for general corporate purposes. Pending such uses, we will invest the net proceeds in investment grade, interest-bearing securities.
DESCRIPTION OF THE SECURITIES
      We may issue from time to time, in one or more offerings the following securities:

•	debt securities, which may be senior, senior subordinated or subordinated, and which may be convertible into our common stock or be non-convertible (together with any guarantees of such debt securities, if applicable);

•	shares of common stock;

•	shares of preferred stock;

•	depositary shares;

•	warrants exercisable for debt securities, common stock or preferred stock; and

•	subscription rights.
      We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, depositary shares, warrants and subscription rights, as well as any guarantees by our subsidiaries with respect to our debt securities, that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.
LEGAL MATTERS
      Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus for us.

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EXPERTS
      The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public at the Commission’s website at http://www.sec.gov. However, information on the Commission’s website does not constitute a part of this prospectus.
INCORPORATION BY REFERENCE
      The Commission allows us to “incorporate by reference” into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006; and

•	Our Current Reports on Form 8-K filed on January 13, 2006, January 23, 2006, February 7, 2006, February 8, 2006, May 2, 2006 and May 3, 2006.
      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations Department
Attn: Jeffrey Luth
Amkor Technology, Inc.
1900 South Price Road
Chandler, AZ 85248
Tel: (480) 821-5000 ext. 5130

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$300,000,000
Amkor Technology, Inc.
             % Senior Notes due 2016

PROSPECTUS SUPPLEMENT
                    , 2006

Citigroup